UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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PEABODY ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)

March 23, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Peabody Energy Corporation, which will be held on Tuesday, May 4, 2010, at 10:00 A.M., Central Time, at The Chase Park Plaza Hotel, 212 N. Kingshighway Blvd., St. Louis, Missouri 63108.

During this meeting, shareholders will vote on the following items:

1.	Election of ten Directors for a one-year term;

2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	Consideration of such other matters as may properly come before the meeting.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement contain complete details on these items and other matters. We also will be reporting on our operations and responding to shareholder questions. If you have questions that you would like to raise at the meeting, we encourage you to submit written questions in advance (by mail or e-mail) to the Corporate Secretary. This will help us respond to your questions during the meeting. If you would like to e-mail your questions, please send them to stockholder.questions@peabodyenergy.com.

Your understanding of and participation in the Annual Meeting is important, regardless of the number of shares you hold. To ensure your representation, we encourage you to vote over the telephone or Internet or to complete and return a proxy card as soon as possible. If you attend the Annual Meeting, you may then revoke your proxy and vote in person if you so desire.

Thank you for your continued support of Peabody Energy. We look forward to seeing you on May 4.

Very truly yours,

Gregory H. Boyce
Chairman and Chief Executive Officer

PEABODY ENERGY CORPORATION
701 Market Street
St. Louis, Missouri 63101-1826

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Peabody Energy Corporation (the “Company”) will hold its Annual Meeting of Shareholders at The Chase Park Plaza Hotel, 212 N. Kingshighway Blvd., St. Louis, Missouri 63108 on Tuesday, May 4, 2010, at 10:00 A.M., Central Time, to:

•	Elect ten Directors for a one-year term;

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	Consider any other business that may properly come before the Annual Meeting.

The Board of Directors has fixed March 12, 2010 as the record date for determining shareholders who will be entitled to receive notice of and vote at the Annual Meeting or any adjournment. Each share of Common Stock is entitled to one vote. As of the record date, there were 268,782,404 shares of Common Stock outstanding.

If you own shares of Common Stock as of March 12, 2010, you may vote those shares via the Internet, by telephone or by attending the Annual Meeting and voting in person. If you received your proxy materials by mail, you may also vote your shares by completing and mailing your proxy/voting instruction card.

An admittance card or other proof of ownership is required to attend the Annual Meeting. If you are a shareholder of record, please retain the admission card printed on your Notice of Internet Availability of Proxy Materials or your proxy card for this purpose. Also, please indicate your intention to attend the Annual Meeting by checking the appropriate box on the proxy card, or, if voting by the Internet or by telephone, when prompted. If your shares are held by a bank or broker, you will need to ask that record holder for an admission card in the form of a confirmation of beneficial ownership. If you do not receive a confirmation of beneficial ownership or other admittance card from your bank or broker, you must bring proof of share ownership (such as a copy of your brokerage statement) to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote by telephone or the Internet, or complete, date and sign a proxy card and return it in the envelope provided. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

Alexander C. Schoch
Executive Vice President Law, Chief Legal
Officer and Secretary

March 23, 2010

i

PEABODY ENERGY CORPORATION
PROXY STATEMENT
FOR THE
2010 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials, including this Proxy Statement and the Peabody Energy Corporation (“Peabody” or the “Company”) 2009 Annual Report to Shareholders, by providing access to such documents via the Internet. We believe this allows us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed that will tell you how to access and review all of the proxy materials on the Internet. The Notice also tells you how to submit your proxy on the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:	Why am I receiving these materials?

A:	We are providing these proxy materials to you on the Internet or delivering printed versions of these materials to you by mail in connection with our Annual Meeting of Shareholders, which will take place on May 4, 2010. These materials were first made available on the Internet or mailed to shareholders on or about March 23, 2010. You are invited to attend the Annual Meeting and requested to vote on the proposals described in this Proxy Statement.

Q:	What is included in these materials?

A:	These materials include:

• Our Proxy Statement for the Annual Meeting; and

• Our 2009 Annual Report to Shareholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials, they also include the proxy/voting instruction card for the Annual Meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following items:

• Election of Gregory H. Boyce, William A. Coley, William E. James, Robert B. Karn III, M. Frances Keeth, Henry E. Lentz, Robert A. Malone, William C. Rusnack, John F. Turner and Alan H. Washkowitz as directors for a one-year term;

• Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

• Any other matter properly introduced at the meeting.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

• FOR the election of Gregory H. Boyce, William A. Coley, William E. James, Robert B. Karn III, M. Frances Keeth, Henry E. Lentz, Robert A. Malone, William C. Rusnack, John F. Turner and Alan H. Washkowitz as directors (Item 1); and

• FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 (Item 2).

Q:	Will any other matters be voted on?

A:	We are not aware of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize each of Alan M. Washkowitz, Alexander C. Schoch and Kenneth L. Wagner to vote on such matters in his discretion.

Q:	How do I vote?

A:	If you are a shareholder of record or hold Common Stock through the Peabody Investments Corp. Employee Retirement Account (or any of the other 401(k) plans sponsored by our subsidiaries), you may vote using any of the following methods:

• Via the Internet, by visiting the website “www.voteproxy.com” and following the instructions for Internet voting on your Notice or proxy/voting instruction card;

• By dialing 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and following the instructions for telephone voting on your Notice or proxy/voting instruction card;

• If you received your proxy materials by mail, by completing and mailing your proxy/voting instruction card; or

• By casting your vote in person at the Annual Meeting.

If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The telephone and Internet voting facilities for the shareholders of record of all shares, other than those held in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries), will close at 10:59 P.M. Central Time on May 3, 2010. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

If you participate in the Company Stock Fund under the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries), and had shares of Common Stock credited in your account on the record date of March 12, 2010, you will receive a single Notice or proxy/voting instruction card with respect to all shares registered in your name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate Notice or proxy/voting instruction card with respect to the shares credited in your plan account. Voting instructions regarding plan shares must be received by 3:00 P.M. Central Time on April 29, 2010, and all telephone and Internet voting facilities with respect to plan shares will close at that time.

Shares of Common Stock in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries) will be voted by Vanguard Fiduciary

Trust Company (“Vanguard”), as trustee of the plan. Plan participants should indicate their voting instructions to Vanguard for each action to be taken under proxy by Internet or telephone or by completing and returning a proxy/voting instruction card. All voting instructions from plan participants will be kept confidential. If a plan participant fails to sign or to timely return the proxy/voting instruction card or otherwise timely indicate his or her instructions by telephone or over the Internet, the shares allocated to such participant, together with unallocated shares, will be voted in the same proportion as plan shares for which Vanguard receives voting instructions.

If you vote by Internet or telephone or return your signed proxy/voting instruction card, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, your shares will be voted “For” the election of Gregory H. Boyce, William A. Coley, William E. James, Robert B. Karn III, M. Frances Keeth, Henry E. Lentz, Robert A. Malone, William C. Rusnack, John F. Turner and Alan H. Washkowitz as directors, and “For” ratification of the appointment of Ernst & Young LLP.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may submit voting instructions by Internet or telephone or, if you received your proxy materials by mail, you may complete and mail a voting instruction card to your broker or nominee. If you provide specific voting instructions by telephone, Internet or mail, your broker or nominee will vote your shares as you have directed. Please note that shares in our United States (“U.S.”) Employee Stock Purchase Plan are held in street name by Wells Fargo Advisors, the plan administrator.

Ballots will be provided during the Annual Meeting to anyone who wants to vote in person at the meeting. If you hold shares in street name, you must request a confirmation of beneficial ownership from your broker to vote in person at the meeting.

Q:	Can I change my vote?

A:	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

• Submitting a valid, later-dated proxy/voting instruction card;

• Submitting a valid, subsequent vote by telephone or the Internet at any time prior to 10:59 P.M. Central Time on May 3, 2010;

• Notifying our Corporate Secretary in writing that you have revoked your proxy; or

• Completing a written ballot at the Annual Meeting.

You can revoke your voting instructions with respect to shares held in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries) at any time prior to 3:00 P.M. Central Time on April 29, 2010 by timely delivery of an Internet or telephone vote, or a properly executed, later-dated voting instruction card, or by delivering a written revocation of your voting instructions to Vanguard.

Q:	Is my vote confidential?

A:	Yes. All proxies, ballots and vote tabulations that identify how individual shareholders voted will be kept confidential and not be disclosed to our directors, officers or employees, except in limited circumstances, including:

• When disclosure is required by law;

• During any contested solicitation of proxies; or

• When written comments by a shareholder appear on a proxy card or other voting material.

Q:	What will happen if I do not instruct my broker how to vote?

A:	If your shares are held in street name and you do not instruct your broker how to vote, one of two things can happen, depending on the type of proposal. Pursuant to New York Stock Exchange (“NYSE”) rules, brokers have discretionary power to vote your shares on “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. We believe that all proposals other than the election of directors will be considered routine under NYSE rules, which means that your broker may vote your shares in its discretion. This is known as “broker discretionary voting.” Because of a recent change in NYSE rules, the election of directors is now considered a non-routine matter. Accordingly, your broker may not vote your shares with respect to the election of directors if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

Q:	How will my Company stock in the Peabody Investments Corp. Employee Retirement Account or other 401(k) plans sponsored by the Company’s subsidiaries be voted?

A:	Vanguard, as the plan trustee, will vote your shares in accordance with your instructions if you vote by Internet or the telephone or send in a completed proxy/voting instruction card before 3:00 P.M. Central Time on April 29, 2010. All telephone and Internet voting facilities with respect to plan shares will close at that time. Vanguard will vote allocated shares of Common Stock for which it has not received direction, as well as shares not allocated to individual participant accounts, in the same proportion as plan shares for which Vanguard receives voting instructions.

Q:	How many shares must be present to hold the Annual Meeting?

A:	Holders of a majority of the shares of outstanding Common Stock as of the record date must be represented in person or by proxy at the Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “Withheld” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q:	What vote is required to approve the proposals?

A:	In the election of directors, the number of shares voted “For” a nominee must exceed 50% of the number of votes cast with respect to such nominee’s election in order for such nominee to be elected. Votes cast include votes to withhold authority and exclude abstentions with respect to a nominee’s election. If the number of shares voted “For” a nominee does not exceed 50% of the number of votes cast with respect to such nominee’s election, our Corporate Governance Guidelines require that such nominee promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote. The procedures to be followed by the Board with respect to such resignation are described on page 18.

The proposal to ratify the appointment of Ernst & Young LLP (Item 2) will require approval by the holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions and broker non-votes will have no effect on this proposal.

Q:	What does it mean if I receive more than one notice or proxy card or voting instruction form?

A:	It means your shares are registered differently or are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

Q:	Who may attend the Annual Meeting?

A:	All Peabody Energy Corporation shareholders as of March 12, 2010 may attend the Annual Meeting.

Q:	What do I need to do to attend the Annual Meeting?

A:	If you are a shareholder of record or a participant in the Peabody Investments Corp. Employee Retirement Account (or other 401(k) plans sponsored by our subsidiaries), your admission card is printed on the Notice or attached to your proxy card or voting instruction form. You will need to bring this admission card with you to the Annual Meeting.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the Annual Meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a confirmation of beneficial ownership.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We plan to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K within four business days after the Annual Meeting.

ELECTION OF DIRECTORS (ITEM 1)

Our Board of Directors currently consists of eleven members, who were previously divided into three classes. At the 2008 Annual Meeting of Shareholders, the shareholders voted to accept the Board’s recommendation to amend our Third Amended and Restated Certificate of Incorporation to eliminate the classification of the Board, beginning with the election of directors at the 2009 Annual Meeting. The directors elected at the 2007 and 2008 Annual Meetings will serve out the remainder of their three-year terms before standing for re-election. Directors nominated for election at the 2009 Annual Meeting and at subsequent meetings will be elected for a one-year term. In addition, a director elected by the Board to fill a vacancy caused by the resignation, retirement or death of a director will serve until the expiration of the term of office of the director whom he or she replaced and a director elected to fill a vacancy caused by the creation of a new directorship will serve until the Annual Meeting held in the year of expiration of his or her term of office.

The Board of Directors has nominated Gregory H. Boyce, William A. Coley, William E. James, Robert B. Karn III, M. Frances Keeth, Henry E. Lentz, Robert A. Malone, William C. Rusnack, John F. Turner and Alan H. Washkowitz for election as directors, each to serve for a term of one year and until his or her successor is duly elected and qualified. Each nominee is currently serving as a director and has consented to serve for the new term. Should any of them become unavailable for election, your proxy authorizes us to vote for such other person, if any, as the Board may recommend.

Sandra A. Van Trease will continue to serve out the remainder of her three-year term before standing for re-election in 2011.

The Board of Directors recommends that you vote “For” the Director nominees named above.

Director Qualifications

Pursuant to its charter, the Nominating and Corporate Governance Committee reviews with the Board, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Committee believes that candidates should generally meet the following criteria:

•	Broad training, experience and a successful track record at senior policy-making levels in business, government, education, technology, accounting, law, consulting and/or administration;

•	The highest personal and professional ethics, integrity and values;

•	Commitment to representing the long-term interests of the Company and all of its shareholders;

•	An inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members; and

•	Sufficient time to devote to Board and committee activities and to enhance their knowledge of our business, operations and industry.

The Board believes that all of our directors meet these criteria. In addition, as outlined below, each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including the coal industry, related energy industries, finance and accounting, operations, environmental affairs, international affairs, governmental affairs and administration, public policy, healthcare, corporate governance, board service and executive management.

We believe that the Board as a whole and each of our directors possess the necessary qualifications and skills to effectively advise management on strategy, monitor our performance and serve our best interests and the best interests of our shareholders.

Gregory H. Boyce

Mr. Boyce, age 55, has been a director since March 2005. Mr. Boyce was named Chief Executive Officer Elect of the Company in March 2005, assumed the position of Chief Executive Officer in January 2006 and was elected Chairman by the Board of Directors in October 2007. He was President of the Company from October 2003 to December 2007 and was Chief Operating Officer of the Company from October 2003 to December 2005. He previously served as Chief Executive — Energy of Rio Tinto plc (an international natural resource company) from 2000 to 2003. Other prior positions include President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. He has extensive engineering and operating experience with Kennecott and also served as Executive Assistant to the Vice Chairman of Standard Oil of Ohio from 1983 to 1984. Mr. Boyce serves on the board of directors of Marathon Oil Corporation. He is Vice Chairman of the World Coal Institute and the National Mining Association. He is a member of the National Coal Council (NCC) and the Coal Industry Advisory Board of the International Energy Agency. He is a Board member of the Business Roundtable and the American Coalition for Clean Coal Electricity (ACCCE). Mr. Boyce is a member of Civic Progress in St. Louis; the Board of Trustees of St. Louis Children’s Hospital; the Board of Trustees of Washington University in St. Louis; the School of Engineering and Applied Science National Council at Washington University in St. Louis; and the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering. Mr. Boyce’s extensive experience in the global energy and mining industries, combined with his drive for innovation and excellence, make him highly qualified to serve as our Chairman and Chief Executive Officer.

William A. Coley

Mr. Coley, age 66, has been a director since March 2004. From March 2005 to July 2009, Mr. Coley served as Chief Executive Officer and Director of British Energy Group plc, the U.K.’s largest electricity producer. He was previously a non-executive director of British Energy. Mr. Coley served as President of Duke Power, the U.S.-based global energy company, from 1997 until his retirement in February 2003. During his 37-year career at Duke Power, Mr. Coley held various officer level positions in the engineering, operations and senior management areas, including Vice President, Operations (1984-1986), Vice President, Central Division (1986-1988), Senior Vice President, Power Delivery (1988-1990), Senior Vice President, Customer Operations (1990-1991), Executive Vice President, Customer Group (1991-1994) and President, Associated Enterprises Group (1994-1997). Mr. Coley was elected to the board of Duke Power in 1990 and was named President following Duke Power’s acquisition of PanEnergy in 1997. Mr. Coley earned his B.S. in electrical engineering from Georgia Institute of Technology and is a registered professional engineer. He is also a director of E. R. Jahna Enterprises. Mr. Coley previously served as a director of British Energy Group plc, CT Communications, Inc. and SouthTrust Bank. Mr. Coley’s executive management and energy industry experience, together with his service on other public company boards of directors, make him a valued advisor and highly qualified to serve as a member of the Board and its Executive Committee and as Chairman of its Compensation Committee.

William E. James

Mr. James, age 64, has been a director since July 2001. Since July 2000, Mr. James has been co-founder and Managing General Partner of RockPort Capital Partners LLC, a venture capital fund specializing in energy and power, advanced materials, process and prevention technologies, transportation and green building technologies. Prior to joining RockPort, Mr. James co-founded and served as Chairman and Chief Executive Officer of Citizens Power LLC, the nation’s first and a leading power marketer. He also co-founded the non-profit Citizens Energy Corporation and served as the Chairman and Chief Executive Officer of Citizens Corporation, its for-profit holding company, from 1987 to 1996. Mr. James’ executive management and energy industry experience make him a valued advisor and highly qualified to serve as a member of the Board and its Compensation and Nominating and Corporate Governance Committees.

Robert B. Karn III

Mr. Karn, age 68, has been a director since January 2003. Mr. Karn is a financial consultant and former managing partner in financial and economic consulting with Arthur Andersen LLP in St. Louis. Before retiring from Arthur Andersen in 1998, Mr. Karn served in a variety of accounting, audit and financial roles over a 33-year career, including Managing Partner in charge of the global coal mining practice from 1981 through 1998. He is a Certified Public Accountant and has served as a Panel Arbitrator with the American Arbitration Association. Mr. Karn is also a director of Natural Resource Partners L.P., a coal-oriented master limited partnership that is listed on the New York Stock Exchange, the Fiduciary/Claymore MLP Opportunity Fund and Kennedy Capital Management, Inc. He previously served as a director of the Fiduciary/Claymore Dynamic Equity Fund. Mr. Karn’s extensive experience in accounting, auditing and financial matters, together with his service on other boards of directors, make him a valued advisor and highly qualified to serve as a member of the Board and its Audit and Compensation Committees.

M. Frances Keeth

Mrs. Keeth, age 63, has been a director since March 2009. She was Executive Vice President of Royal Dutch Shell, plc, and Chief Executive Officer and President of Shell Chemicals Limited, a services company responsible for Royal Dutch Shell’s global petrochemical businesses, from January 2005 to December 2006. She served as Executive Vice President of Customer Fulfillment and Product Business Units for Shell Chemicals Limited from July 2001 to January 2005 and was President and Chief Executive Officer of Shell Chemical LP, a U.S. petrochemical member of the Royal Dutch/Shell Group, from July 2001 to July 2006. Mrs. Keeth also serves as a director of Verizon Communications Inc. and Arrow Electronics Inc. She has been a member of the Advisory Board of the Bauer Business School, University of Houston, since 2002. Mrs. Keeth’s executive management and energy industry experience, together with her service on other public company boards of directors, make her a valued advisor and highly qualified to serve as a member of the Board and its Audit and Compensation Committees.

Henry E. Lentz

Mr. Lentz, age 65, has been a director since February 1998. Mr. Lentz is a Managing Director of Lazard Frères & Co, an investment banking firm, a position he has held since June 2009. He was a Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers Inc., an investment banking firm (“Lehman Brothers”), from September 2008 to June 2009. From January 2004 to September 2008 he was employed as an Advisory Director by Lehman Brothers. He joined Lehman Brothers in 1971 and became a Managing Director in 1976. He left the firm in 1988 to become Vice Chairman of Wasserstein Perella Group, Inc., an investment banking firm. In 1993, he returned to Lehman Brothers as a Managing Director and served as head of the firm’s worldwide energy practice. In 1996, he joined Lehman Brothers’ Merchant Banking Group as a Principal and in January 2003 became a consultant to the Merchant Banking Group. Mr. Lentz is also the non-executive Chairman of Rowan Companies, Inc. and a director of CARBO Ceramics, Inc. Mr. Lentz’s experience in investment banking and financial matters, together with his experience in serving on other public company boards of directors, make him a valued advisor and highly qualified to serve as a member of the Board and its Nominating and Corporate Governance and Executive Committees.

Robert A. Malone

Mr. Malone, age 58, has been a director since July 2009. Mr. Malone was elected as President and Chief Executive Officer of the First National Bank of Sonora, Texas in October 2009. He is a Retired Executive Vice President of BP plc and the Retired Chairman of the Board and President of BP America Inc., the largest producer of oil and natural gas and the second largest gasoline retailer in the United States. He served in that position from 2006 to 2009. Mr. Malone previously served as Chief Executive Officer of BP Shipping Limited from 2002 to 2006, as Regional President Western United States, BP America Inc. from 2000 to 2002 and as President, Chief Executive Officer and Chief Operating Officer, Alyeska Pipeline Service Company from 1996 to 2000. He is also a director of Halliburton Company and the First National Bank of Sonora. Mr. Malone’s executive operating experience, including crisis management and safety performance, and energy industry experience, together with his service on another public company board of directors, make him a valued advisor and highly qualified to serve as a member of the Board and its Audit and Compensation Committees.

William C. Rusnack

Mr. Rusnack, age 65, has been a director since January 2002. Mr. Rusnack is the former President and Chief Executive Officer of Premcor Inc., one of the largest independent oil refiners in the United States prior to its acquisition by Valero Energy Corporation in 2005. He served as President, Chief Executive Officer and Director of Premcor from 1998 to February 2002. Prior to joining Premcor, Mr. Rusnack was President of ARCO Products Company, the refining and marketing division of Atlantic Richfield Company. During a 31-year career at ARCO, he was also President of ARCO Transportation Company and Vice President of Corporate Planning. He is also a director of Sempra Energy and Flowserve Corporation, and has been nominated for election as a director of Solutia Inc. Mr. Rusnack’s executive management and energy industry experience, together with his service on other public company boards of directors, make him a valued advisor and highly qualified to serve as a member of the Board and its Executive Committee and as Chairman of its Audit Committee.

John F. Turner

Mr. Turner, age 68, has been a director since July 2005. Mr. Turner served as Assistant Secretary of State for the Bureau of Oceans and International Environmental and Scientific Affairs from November 2001 to July 2005. Mr. Turner was previously President and Chief Executive Officer of The Conservation Fund, a national nonprofit organization dedicated to public-private partnerships to protect land and water resources. He was director of the U.S. Fish and Wildlife Service from 1989 to 1993. Mr. Turner also served in the Wyoming state legislature for 19 years and is a past president of the Wyoming State Senate. He serves as a consultant to The Conservation Fund. Mr. Turner also serves as Chairman of the University of Wyoming, Ruckelshaus Institute of Environment and Natural Resources. He is also a director of International Paper Company, American Electric Power Company, Inc. and Ashland, Inc. Mr. Turner’s extensive experience in international, environmental, regulatory and governmental affairs and public policy, together with his service on other public company boards of directors, make him a valued advisor and highly qualified to serve as a member of the Board and its Compensation and Nominating and Corporate Governance Committees.

Sandra A. Van Trease

Ms. Van Trease, age 49, has been a director since January 2003. Ms. Van Trease is Group President, BJC HealthCare, a position she has held since September 2004. BJC HealthCare is one of the nation’s largest nonprofit healthcare organizations, delivering services to residents in the greater St. Louis, southern Illinois and mid-Missouri regions. Prior to joining BJC HealthCare, Ms. Van Trease served as President and Chief Executive Officer of UNICARE, an operating affiliate of WellPoint Health Networks Inc., from 2002 to September 2004. Ms. Van Trease also served as President, Chief Financial Officer and Chief Operating Officer of RightCHOICE Managed Care, Inc. from 2000 to 2002, and as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 1997 to 2000. Prior to joining RightCHOICE in 1994, she was a Senior Audit Manager with Price Waterhouse LLP. She is a Certified Public Accountant and Certified Management Accountant. Ms. Van Trease is also a director of Enterprise Financial Services Corporation. Ms. Van Trease’s executive management, health care and accounting experience, together with her experience in serving on another public company board of directors, make her a valued advisor and highly qualified to serve as a member of the Board and its Audit and Nominating and Corporate Governance Committees.

Alan H. Washkowitz

Mr. Washkowitz, age 69, has been a director since May 1998. Until July 2005, Mr. Washkowitz was a Managing Director of Lehman Brothers and part of the firm’s Merchant Banking Group, responsible for oversight of Lehman Brothers Merchant Banking Partners. He joined Kuhn Loeb & Co. in 1968 and became a general partner of Lehman Brothers in 1978 when it acquired Kuhn Loeb & Co. Prior to joining the Merchant Banking Group, he headed Lehman Brothers’ Financial Restructuring Group. Mr. Washkowitz is also a director of L-3 Communications Corporation. Mr. Washkowitz’s experience in investment banking and financial matters, together with his experience in serving on other public company boards of directors, make him a valued advisor and highly qualified to serve as a member of the Board and its Audit Committee and as Chairman of its Nominating and Corporate Governance Committee.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

Director Independence

As required by the rules of the NYSE, the Board of Directors evaluates the independence of its members at least annually, and at other appropriate times when a change in circumstances could potentially impact the independence or effectiveness of one or more directors (e.g., in connection with a change in employment status or other significant status changes). This process is administered by the Nominating and Corporate Governance Committee of the Board, which consists entirely of directors who are independent under applicable NYSE rules. After carefully considering all relevant relationships with us, the Nominating and Corporate Governance Committee submits its recommendations regarding independence to the full Board, which then makes an affirmative determination with respect to each director.

In making independence determinations, the Nominating and Corporate Governance Committee and the Board consider all relevant facts and circumstances, including (1) the nature of any relationships with us, (2) the significance of the relationship to us, the other organization and the individual director, (3) whether or not the relationship is solely a business relationship in the ordinary course of our and the other organization’s businesses and does not afford the director any special benefits, and (4) any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For purposes of this determination, the Board deems any relationships that have expired for more than three years to be immaterial.

After considering the standards for independence adopted by the NYSE and various other factors as described herein, the Board has determined that all directors other than Mr. Boyce are independent. None of the directors other than Mr. Boyce receives any compensation from us other than customary director and committee fees.

Mr. Rusnack, Mr. Turner and Ms. Van Trease and/or their immediate family members serve as directors, officers or trustees of charitable organizations to which we made contributions in the normal course of our charitable contributions program. These contributions were not made at the request of any of these directors. After careful consideration, the Board determined that these contributions do not impair, or appear to impair, the independent judgment of these directors.

Mr. Turner currently serves as a member of the board of directors of American Electric Power, Inc. which is one of our customers. After careful consideration, the Board has determined that this relationship does not impair, or appear to impair, Mr. Turner’s independent judgment.

Prior to April 2008, Mr. James periodically provided consulting services to Lehman Brothers on matters unrelated to us. In addition, prior to September 2008, Mr. Lentz served as an Advisory Director to Lehman Brothers. Until its bankruptcy filing in September 2008, Lehman Brothers through one or more subsidiaries provided limited commercial and investment banking services to us. After careful consideration, the Board has determined that the relationships with Lehman Brothers do not impair, or appear to impair, the independent judgment of Mr. Lentz or Mr. James.

Since June 2009, Mr. Lentz has served as a Managing Director of Lazard Frères & Co, which does not currently provide any commercial or investment banking services to us. Lazard’s only business relationship with us is as the manager of one of the mutual fund options in our 401(k) plans. After careful consideration, the Board has determined that the relationship with Lazard Frères & Co does not impair, or appear to impair, the independent judgment of Mr. Lentz.

Board Attendance and Executive Sessions

The Board of Directors met eight times in 2009. During that period, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the committees on which he or she served, and average attendance was 98%. Pursuant to our Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. The chair of each executive session rotates among the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. During 2009, our non-management directors met in executive session eight times.

Board Leadership Structure

Our bylaws and Corporate Governance Guidelines permit the roles of Chairman and Chief Executive Officer to be filled by different individuals. The Board of Directors deliberates and decides, each time it selects a Chief Executive Officer, whether the roles should be combined or separate, based upon our needs at that time. Mr. Boyce has led our Company as Chief Executive Officer since January 2006, and was appointed to the additional role of Chairman in October, 2007. The Board believes that Mr. Boyce’s management of our complex operations on a day-to-day basis provides him with first-hand knowledge of the opportunities and challenges facing us, which, together with his qualifications and experience, position him to best lead productive discussions of the Board and help ensure effective risk oversight for the Company. The Board believes that we and our shareholders remain best served by having Mr. Boyce assume the responsibilities of Chairman in addition to his responsibilities as Chief Executive Officer at this time.

Our Board leadership structure provides for strong oversight by independent directors. The Board is comprised of Mr. Boyce and ten independent directors. With the exception of the Executive Committee, which is chaired by Mr. Boyce, each of the standing committees of the Board is chaired by an independent director, and the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board consist entirely of independent directors. The Board believes that the candor and objectivity of the Board’s deliberations are not affected by whether its Chairman is independent or a member of management. In addition, the Board believes that the strength of our corporate governance structure is such that the combination of the roles of Chairman and Chief Executive Officer does not in any way limit the Board’s oversight of our Chief Executive Officer, and that it is unnecessary for the Board to designate a lead independent director.

Role of the Board in Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and shareholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board regularly reviews information regarding marketing, operations, safety performance, trading, finance and business development as well as the risks associated with each. In addition, the Board holds strategic planning sessions with management to discuss our strategies, key challenges, and risks and opportunities. The full Board receives reports on our enterprise risk management initiatives on at least an annual basis.

While the Board is ultimately responsible for risk oversight, committees of the Board also have been allocated responsibility for specific aspects of risk oversight. In particular, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment and risk management. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, safety and health, environmental compliance, succession planning for our directors and executive officers, and corporate governance.

Committees of the Board of Directors

The Board of Directors has appointed four standing committees from among its members to assist it in carrying out its obligations. These committees are the Compensation Committee, Executive Committee, Nominating & Corporate Governance Committee and Audit Committee. Each standing committee has adopted a formal charter that describes in more detail its purpose, organizational structure and respon-
sibilities. A copy of each committee charter can be found on our website (www.peabodyenergy.com) by clicking on “Investors,” and then “Corporate Governance.” Information on our website is not considered part of this Proxy Statement. A description of each committee and its current membership follows:

Compensation Committee

The members of the Compensation Committee are William A. Coley (Chair), William E. James, Robert B. Karn III, M. Frances Keeth, Robert A. Malone and John F. Turner. The Board of Directors has affirmatively determined that, in its judgment, all members of the Compensation Committee are independent under rules established by the NYSE.

The Compensation Committee met six times during 2009. Some of the primary responsibilities of the Compensation Committee include the following:

•	To annually review and approve corporate goals and objectives relevant to compensation of our Chief Executive Officer (“CEO”), initiate the evaluation by the Board of the CEO’s performance in light of those goals and objectives, and together with the other independent members of the Board, determine and approve the CEO’s compensation levels based on this evaluation;

•	To annually review with the CEO the performance of our executive officers and make recommendations to the Board with respect to the compensation plans for such officers;

•	To annually review and approve the CEO’s and the executive officers’ base salary, annual incentive opportunity and long-term incentive opportunity and, as appropriate, employment agreements, severance arrangements, retirement and other post-employment benefits, change in control provisions and any special supplemental benefits;

•	To approve annual incentive awards for executive officers other than the CEO;

•	To oversee our annual and long-term incentive programs;

•	To periodically assess our director compensation program and, when appropriate, recommend modifications for Board consideration; and

•	To make regular reports on its activities to the Board.

Executive Committee

The members of the Executive Committee are Gregory H. Boyce (Chair), William A. Coley, Henry E. Lentz and William C. Rusnack. The Executive Committee did not meet during 2009.

When the Board of Directors is not in session, the Executive Committee has all of the power and authority as delegated by the Board, except with respect to:

•	Amending our certificate of incorporation and bylaws;

•	Adopting an agreement of merger or consolidation;

•	Recommending to shareholders the sale, lease or exchange of all or substantially all of our property and assets;

•	Recommending to shareholders dissolution of the Company or revocation of any dissolution;

•	Declaring a dividend;

•	Issuing stock;

•	Filling vacancies on the Board;

•	Appointing members of Board committees; and

•	Changing major lines of business.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Alan H. Washkowitz (Chair), William E. James, Henry E. Lentz, John F. Turner and Sandra A. Van Trease. The Board of Directors has affirmatively determined that, in its judgment, all members of the Nominating and Corporate Governance Committee are independent under NYSE rules.

The Nominating and Corporate Governance Committee met six times during 2009. Some of the primary responsibilities of the Nominating and Corporate Governance Committee include the following:

•	To identify, evaluate and recommend qualified candidates for election to the Board;

•	To advise the Board on matters related to corporate governance;

•	To assist the Board in conducting its annual assessment of Board performance;

•	To recommend the structure, composition and responsibilities of other Board committees;

•	To advise the Board on matters related to corporate social responsibility;

•	To ensure we maintain an effective orientation program for new directors and a continuing education and development program to supplement the skills and needs of the Board;

•	To provide review and oversight of potential conflicts of interest situations, including transactions in which any related person had or will have a direct or indirect material interest;

•	To review our policies and procedures with respect to related person transactions at least annually and recommend any changes for Board approval;

•	To monitor compliance with, and advise the Board regarding any significant issues arising under, our corporate compliance program and Code of Business Conduct and Ethics;

•	To review and make recommendations to the Board in conjunction with the CEO, as appropriate, with respect to executive officer succession planning and management development; and

•	To make regular reports on its activities to the Board.

Audit Committee

The members of the Audit Committee are William C. Rusnack (Chair), Robert B. Karn III, M. Frances Keeth, Robert A. Malone, Sandra A. Van Trease and Alan H. Washkowitz. The Board of Directors has affirmatively determined that, in its judgment, all members of the Audit Committee are independent under NYSE and SEC rules. The Board also has determined that each of Messrs. Rusnack, Karn, Malone and Washkowitz, Mrs. Keeth and Ms. Van Trease is an “audit committee financial expert” under SEC rules.

The Audit Committee met eleven times during 2009. The Audit Committee’s primary purpose is to provide assistance to the Board in fulfilling its oversight responsibility with respect to:

•	The quality and integrity of our financial statements and financial reporting processes;

•	Our systems of internal accounting and financial controls and disclosure controls;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of our internal audit function and independent registered public accounting firm; and

•	Compliance with legal and regulatory requirements, and codes of conduct and ethics programs established by management and the Board.

Some of the primary responsibilities of the Audit Committee include the following:

•	To appoint our independent registered public accounting firm, which reports directly to the Audit Committee;

•	To approve all audit engagement fees and terms and all permissible non-audit engagements with our independent registered public accounting firm;

•	To ensure that we maintain an internal audit function and to review the appointment of the senior internal audit team and/or provider;

•	To approve the terms of engagement for the internal audit provider;

•	To meet on a regular basis with our financial management, internal audit management and independent registered public accounting firm to review matters relating to our internal accounting controls, internal audit program, accounting practices and procedures, the scope and procedures of the outside audit, the independence of the independent registered public accounting firm and other matters relating to our financial condition;

•	To oversee our financial reporting process and to review in advance of filing or issuance our quarterly reports on Form 10-Q, annual reports on Form 10-K, annual reports to shareholders, proxy materials and earnings press releases;

•	To review our guidelines and policies with respect to risk assessment and risk management, and our major financial risk exposures and steps management has taken to monitor and control such exposures; and

•	To make regular reports to the Board regarding the activities and recommendations of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited financial statements and management’s report on internal control over financial reporting as of and for the fiscal year ended December 31, 2009 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Management is responsible for the Company’s financial statements and internal control over financial reporting, while Ernst & Young is responsible for conducting its audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing opinions on the Company’s financial statements in accordance with U.S. generally accepted accounting principles and the Company’s internal control over financial reporting.

The Audit Committee reviewed with Ernst & Young the overall scope and plans for their audit of the Company’s financial statements and internal control over financial reporting. The Audit Committee also discussed with Ernst & Young matters relating to the quality and acceptability of the Company’s accounting principles, as applied in its financial reporting processes, as required by Statement of Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from management and the Company. As part of its review, the Audit Committee reviewed fees paid to Ernst & Young and considered whether Ernst & Young’s performance of non-audit services for the Company was compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE:

WILLIAM C. RUSNACK, CHAIR
ROBERT B. KARN III
M. FRANCES KEETH
ROBERT A. MALONE
SANDRA A. VAN TREASE
ALAN H. WASHKOWITZ

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2009 and 2008.

The following fees were paid to Ernst & Young for services rendered during our last two fiscal years:

•	Audit Fees: $3,445,000 (for the fiscal year ended December 31, 2009) and $3,456,000 (for the fiscal year ended December 31, 2008) for fees associated with the annual audit of our consolidated financial statements, including the audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, services provided in connection with statutory and regulatory filings, assistance with and review of documents filed with the SEC, and accounting and financial reporting consultations.

•	Audit-Related Fees: $388,000 (for the fiscal year ended December 31, 2009) and $532,000 (for the fiscal year ended December 31, 2008) for assurance-related services for audits of employee benefit plans, internal control reviews, due diligence services associated with acquisitions or divestitures, and other attest services not required by statute.

•	Tax Fees: $426,000 (for the fiscal year ended December 31, 2009) and $166,000 (for the fiscal year ended December 31, 2008) for tax compliance, tax advice and tax planning services.

•	All Other Fees: $2,000 (for the fiscal year ended December 31, 2009) and $5,000 (for the fiscal year ended December 31, 2008) for fees related to an on-line research tool.

Under procedures established by the Board of Directors, the Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm to ensure that the provisions of such services do not impair such firm’s independence. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories, including audit services, audit-related services, tax services and all other permissible services. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories, and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee reviews the amount of all billings submitted by the independent registered public accounting firm on a regular basis to ensure that their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm. The Audit Committee also must approve in advance any fees for pre-approved services that exceed the pre-established limits, as described above.

Under Company policy and/or applicable rules and regulations, our independent registered public accounting firm is prohibited from providing the following types of services to us: (1) bookkeeping or other services related to our accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, (9) legal services, (10) expert services unrelated to audit, (11) any services entailing a contingent fee or commission, and (12) tax services to an officer of the Company whose role is in a financial oversight capacity.

During the fiscal year ended December 31, 2009, all of the services described under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee pursuant to the procedures described above.

CORPORATE GOVERNANCE MATTERS

Good corporate governance has been a priority at Peabody Energy for many years. Our key governance practices are outlined in our Corporate Governance Guidelines, committee charters, and Code of Business Conduct and Ethics. These documents can be found on our Corporate Governance webpage (www.peabodyenergy.com) by clicking on “Investors” and then “Corporate Governance.” Information on our website is not considered part of this Proxy Statement. The Code of Business Conduct and Ethics applies to our directors, Chief Executive Officer, Chief Financial Officer, Controller and other Company personnel.

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Each year, the Nominating and Corporate Governance Committee, with the assistance of outside experts, reviews our corporate governance practices, not only to ensure that they comply with applicable laws and NYSE listing requirements, but also to ensure that they continue to reflect what the Committee believes are best practices and promote our best interests and the best interests of our shareholders.

Majority Voting Bylaw

In July 2007, the Board of Directors amended our Bylaws to provide for majority voting in the election of directors. In the case of uncontested elections, in order to be elected the number of shares voted in favor of a nominee must exceed 50% of the number of votes cast with respect to that nominee’s election at any meeting of shareholders for the election of directors at which a quorum is present. Votes cast include votes to withhold authority and exclude abstentions with respect to that nominee’s election.

If a nominee is an incumbent director and receives a greater number of votes withheld from his or her election than votes in favor of his or her election, our Corporate Governance Guidelines require that such director promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote. The Nominating and Corporate Governance Committee will promptly consider the resignation submitted by such director and will recommend to the Board whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Committee will consider all factors deemed relevant by its members. The Board will act on the Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board deems to be relevant. Any director who tenders his or her resignation pursuant to our Corporate Governance Guidelines will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

In the case of contested elections, directors will be elected by a plurality of the votes of the shares present in person or by proxy and voting for nominees in the election of directors at any meeting of shareholders for the election of directors at which a quorum is present. For these purposes, a contested election is any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected.

Communications with the Board of Directors

The Board of Directors has adopted the following procedures for shareholders and other interested persons to send communications to the Board, individual directors and/or Committee Chairs (collectively, “Shareholder Communications”).

Shareholders and other interested persons seeking to communicate with the Board should submit their written comments to the Chairman, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101. The Chairman will forward such Shareholder Communications to each Board member (excluding routine advertisements and business solicitations, as instructed by the Board), and provide a report on the disposition of matters stated in such communications at the next regular meeting of the Board. If a Shareholder Communication (excluding routine advertisements and business solicitations) is addressed to a specific individual director or Committee Chair, the Chairman will forward that communication to the named director, and will discuss with that director whether the full Board and/or one of its committees should address the subject matter.

If a Shareholder Communication raises concerns about the ethical conduct of management or the Company, it should be sent directly to our Chief Legal Officer at 701 Market Street, St. Louis, Missouri 63101. The Chief Legal Officer will promptly forward a copy of such Shareholder Communication to the Chairman of the Audit Committee and, if appropriate, the Chairman of the Board, and take such actions as they authorize to ensure that the subject matter is addressed by the appropriate Board committee, management and/or the full Board.

If a shareholder or other interested person seeks to communicate exclusively with our non-management directors, individually or as a group, such Shareholder Communication should be sent directly to the Corporate Secretary who will forward any such communication directly to the Chair of the Nominating and Corporate Governance Committee. The Corporate Secretary will first consult with and receive the approval of the Chair of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

At the direction of the Board, we reserve the right to screen all materials sent to our directors for potential security risks and/or harassment purposes.

Shareholders also have an opportunity to communicate with the Board at our Annual Meeting of Shareholders. Pursuant to Board policy, each director is expected to attend the Annual Meeting in person, subject to occasional excused absences due to illness or unavoidable conflicts. Each of our incumbent directors with the exception of Mrs. Keeth attended the last Annual Meeting of Shareholders in May 2009. Mr. Malone did not join the Board until July 2009.

Overview of Director Nominating Process

The Board of Directors believes that one of its primary goals is to advise management on strategy and to monitor our performance. The Board also believes that the best way to accomplish this goal is by choosing directors who possess a diversity of experience, knowledge and skills that are particularly relevant and helpful to us. As such, current Board members possess a wide array of skills and experience in the coal industry, related energy industries and other important areas, including finance and accounting, operations, environmental affairs, international affairs, governmental affairs and administration, public policy, healthcare, corporate governance, board service and executive management. When evaluating potential members, the Board seeks to enlist the services of candidates who possess high ethical standards and a combination of skills and experience which the Board determines are the most appropriate to meet its objectives. The Board believes all candidates should be committed to creating value over the long term and to serving our best interests and the best interests of our shareholders.

The Nominating and Corporate Governance Committee (“Committee”) is responsible for identifying, evaluating and recommending qualified candidates for election to the Board. The Committee will consider director candidates submitted by shareholders. Any shareholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101:

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing among other things the candidate’s educational background, occupation, employment history and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board, and documents his/her ability to satisfy the director qualifications described below;

•	A description of any arrangements or understandings between the shareholder and the candidate; and

•	A signed statement from the candidate confirming his/her willingness to serve on the Board.

The Corporate Secretary will promptly forward such materials to the Committee Chair and the Chairman of the Board. The Corporate Secretary also will maintain copies of such materials for future reference by the Committee when filling Board positions.

Shareholders may submit potential director candidates at any time pursuant to these procedures. The Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Committee deems necessary or appropriate. Separate procedures apply if a shareholder wishes to nominate a director candidate at the 2011 Annual Meeting. Those procedures are described on page 54 under the heading “Information About Shareholder Proposals.”

Pursuant to its charter, the Committee must review with the Board, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. When assessing potential new directors, the Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Committee believes that candidates should generally meet the criteria listed on page 6 under the heading “Director Qualifications.”

While the Board does not have a formal policy of considering diversity when evaluating director candidates, the Board does believe that its members should reflect diversity in professional experience, geographic origin, gender and ethnic background. These factors, together with the director qualifications criteria noted above, are taken into account by the Committee in assessing potential new directors.

The Committee will consider candidates submitted by a variety of sources (including, without limit, incumbent directors, shareholders, management and third-party search firms) when filling vacancies and/or expanding the Board. If a vacancy arises or the Board decides to expand its membership, the Committee generally asks each director to submit a list of potential candidates for consideration. The Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board. At that time, the Committee also will consider potential nominees submitted by shareholders in accordance with the procedures described above. The Committee seeks to identify and recruit the best available candidates, and it intends to evaluate qualified shareholder nominees on the same basis as those submitted by Board members or other sources.

After completing this process, the Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Committee will rank them by order of preference, depending on their respective qualifications and our needs. The Committee Chair, or another director designated by the Committee Chair, will then contact the preferred candidate(s) to evaluate their potential interest and to set up interviews with members of the Committee. All such interviews are held in person, and include only the candidate and the independent Committee members. Based upon interview results and appropriate background checks, the Committee then decides whether it will recommend the candidate’s nomination to the full Board.

The Committee believes this process has consistently produced highly qualified, independent Board members to date. However, the Committee may choose, from time to time, to use additional resources (including independent third-party search firms) after determining that such resources could enhance a particular director search. Mr. Malone, who was appointed to the Board in July 2009, was brought to the Committee’s attention by Mr. Boyce.

OWNERSHIP OF COMPANY SECURITIES

The following table sets forth information as of March 1, 2010 with respect to persons or entities who are known to beneficially own more than 5% of our outstanding Common Stock, each director, each executive officer named in the Summary Compensation Table, below, and all directors and executive officers as a group.

Beneficial Owners of More Than Five Percent, Directors and Management

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)(2)		Class(3)

BlackRock, Inc.(4)	29,362,691		10.9%
40 East 52nd Street New York, NY 10022
FMR LLC(5)	15,417,183		5.7%
82 Devonshire Street Boston, MA 02109
Gregory H. Boyce	910,471			*
William A. Coley	22,882			*
Michael C. Crews	44,363			*
Sharon D. Fiehler	158,683			*
Eric Ford	164,775			*
William E. James	29,745			*
Robert B. Karn III	41,557			*
M. Frances Keeth	0			*
Henry E. Lentz	22,740			*
Robert A. Malone	0			*
Richard A. Navarre	278,902			*
William C. Rusnack	41,238	(6)		*
John F. Turner	10,879			*
Sandra A. Van Trease	29,219			*
Alan H. Washkowitz	22,470			*
All directors and executive officers as a group (16 people)	1,798,244			*

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned.

(2)	Includes shares issuable pursuant to stock options exercisable within 60 days after March 1, 2010, as follows: Mr. Boyce, 709,699; Mr. Coley, 16,377; Mr. Crews, 8,979; Ms. Fiehler, 91,549; Mr. Ford, 101,995; Mr. James, 12,046; Mr. Karn, 23,972; Mr. Lentz, 16,377; Mr. Navarre, 156,502; Mr. Rusnack, 31,745; Mr. Turner, 7,413; Ms. Van Trease, 12,046; Mr. Washkowitz, 16,377; and all directors and executive officers as a group, 1,212,764. Also includes restricted shares that remain unvested as of March 1, 2010 as follows: Mr. Boyce, 164,951; Mr. Crews, 9,756; Mr. Ford, 6,000; and all directors and executive officers as a group, 180,707.

(3)	Applicable percentage ownership is based on 268,769,910 shares of Common Stock outstanding at March 1, 2010. An asterisk (*) indicates that the applicable person beneficially owns less than one percent of the outstanding shares.

(4)	This information is based on a Schedule 13G/A filed with the SEC on January 8, 2010 by BlackRock, Inc., in which it reported sole voting and dispositive power as to 29,362,691 shares as of December 31, 2009.

(5)	This information is based on a Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC in which it reported sole voting power as to 1,444,388 shares and sole dispositive power as to 15,417,183 shares as of December 31, 2009.

(6)	Includes 7,632 shares as to which Mr. Rusnack has shared voting and dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and persons beneficially holding more than ten percent of our Common Stock are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of our Common Stock with the SEC and the NYSE. We file these reports of ownership and changes in ownership on behalf of our executive officers and directors.

To the best of our knowledge, based solely on our review of the copies of such reports furnished to us during the fiscal year ended December 31, 2009, filings with the SEC and written representations from certain reporting persons that no additional reports were required, all required reports were timely filed.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

On the following pages, we discuss how our Chairman and Chief Executive Officer, Gregory H. Boyce, and our other executive officers listed on page 24 (“named executive officers” or “NEOs”) were compensated for 2009 and how this compensation fits within our pay-for-performance philosophy and our focus on attracting and retaining executive talent who best advance our long-term interests. We also describe certain changes to our executive compensation program for 2010.

Focus of Our Executive Compensation Program

We design our executive compensation program with a focus on safety, financial and operating performance while also recognizing the individual and team performance of each NEO in achieving our business objectives. A substantial majority of each NEO’s annual compensation is performance-based, tied to metrics which align with shareholder value. For 2009, the performance-based portion of NEO compensation consisted of performance units, stock options and annual cash incentive opportunity and was contingent on meeting certain goals for total shareholder return (relative to industry peers and to the Standard & Poor’s 500 Index), EBITDA return on invested capital, EBITDA (as defined on page 28), earnings per share (“EPS”), safety and individual goals. For 2009, our NEOs received payouts for performance units above target, consistent with our three-year performance results. Our NEOs received payouts for annual cash incentives above target, driven by strong 2009 performance in the face of the global recession.

In 2009, we achieved revenues of $6.01 billion and EBITDA of $1.29 billion, representing the second best year of financial performance in our history. We focused on operational performance, exercising tight capital discipline and aggressively targeting operating cost reductions. Our strong earnings and operational excellence helped drive a cash balance at the end of 2009 of $988.8 million, an increase of $539.1 million over the prior year. Over the three-year period ended in 2009, we recognized outstanding performance on cumulative measures of EBITDA return on invested capital and total shareholder return, achieving goals well above target levels. These accomplishments and other criteria were considered by the Compensation Committee when determining the compensation of our named executive officers for 2009.

Changes for 2010

During 2009, the Compensation Committee, in consultation with its independent compensation consultant, undertook a full review of our compensation program for NEOs and other company officers and concluded that the current compensation opportunities are competitive with peer groups and that the performance-based program is effective in driving results and delivering returns to shareholders. The Committee also reviewed the performance metrics used in our executive compensation program and determined that they enhance shareholder value. The Committee reviewed the long-term equity incentive plan and determined that certain changes (as described on page 31) were necessary to enhance the structure of performance unit awards to better reflect our growth and relative positioning in the coal industry. Lastly, the Committee revised and restated the employment agreement for Mr. Boyce, retaining the Committee’s pay-for-performance compensation framework while accomplishing a number of objectives, including:

•	Reflecting the evolving executive compensation landscape;

•	Strengthening the alignment between compensation and long-term shareholder value;

•	Solidifying continuity in our executive leadership; and

•	Providing the Board structural flexibility with respect to the components of Mr. Boyce’s compensation.

Executive Compensation Overview

Our Named Executive Officers

Named Executive		Service with Our
Officer	Title	Company

Gregory H. Boyce	Chairman and Chief Executive Officer	Since 2003
Richard A. Navarre	President and Chief Commercial Officer	Since 1993
Eric Ford	Executive Vice President and Chief Operating Officer	Since 2007
Sharon D. Fiehler	Executive Vice President and Chief Administrative Officer	Since 1981
Michael C. Crews	Executive Vice President and Chief Financial Officer	Since 1998

Our Compensation Philosophy

The objectives of our executive compensation program are to attract, retain and motivate key executives to enhance long-term profitability and create shareholder value. Our compensation program is based on the following policies and objectives:

•	Compensation has a clear link to shareholder value.

•	The compensation program is designed to support achievement of our business objectives.

•	Total compensation opportunities are established at levels that are competitive with those of companies of similar size and complexity and other pertinent criteria, taking into account such factors as executive performance, level of experience and retention value.

•	Incentive pay is designed to:

–	Reflect company-wide, business unit and individual performance, based on each individual’s position and level;

–	Balance rewards for short-term performance with long-term performance-based incentives;

–	Balance rewards for safety, financial and operating performance with compensation for shareholder value creation; and

–	Incorporate internal and external performance measures.

•	The compensation program is communicated so that participants understand how their decisions and actions affect business results and their compensation.

Role of the Compensation Committee

The Compensation Committee is comprised entirely of independent directors and has overall responsibility for evaluating and approving our executive compensation plans, policies and programs, and for monitoring performance and compensation awarded to our executives, excluding Mr. Boyce. In addition, the Committee oversees our annual and long-term incentive plans and programs and periodically assesses our director compensation program. The Compensation group in our Human Resources Department supports the Committee’s efforts.

A Special Committee, comprised of all the independent members of the Board of Directors, after considering the recommendations of the Committee and its independent compensation consultant, has responsibility for determining the design and level of compensation awarded to Mr. Boyce. The Special Committee ensures that the compensation program for Mr. Boyce is consistent with our compensation philosophy and is competitive with the compensation of chief executive officers at publicly-traded companies of similar size and complexity.

As described below, in assessing the competitiveness of compensation opportunities for our named executive officers, the Committee and Special Committee receive advice from the Committee’s independent compensation consultant and review appropriate compensation salary surveys, industry benchmarking data and proxy statement information.

Role of the Compensation Consultant

The Compensation Committee has the authority under its charter to directly engage outside advisors, experts and others for assistance. Pursuant to this authority, the Committee has engaged Frederic W. Cook & Co, Inc. (“F.W. Cook”) for independent guidance on executive compensation issues. F.W. Cook does not provide any other services to us.

In connection with its engagement, F.W. Cook provided the Committee with independent advice concerning the types and levels of compensation to be paid to Mr. Boyce and the other senior executives for 2009. F.W. Cook assisted the Committee by providing market compensation data (e.g., industry compensation surveys and benchmarking data) on base pay, as well as annual and long-term incentives.

Review of External Data

Each year, the Compensation Committee commissions a compensation analysis conducted by its independent compensation consultant to determine whether our executive compensation program is appropriate for our Company in light of those of other publicly-held companies of similar size and industry.

Talent for senior-level management positions and key roles in the organization can be acquired across a broad spectrum of companies. As such, we rely on a group of publicly-held companies of similar size and/or complexity to assess competitiveness. The Industrial comparator group for 2009 was comprised of the following companies:

Air Products & Chemicals, Inc.	Monsanto Company
Barrick Gold Corporation	National Oilwell Varco, Inc.
Cliffs Natural Resources Inc.	Newmont Mining Corporation
Consol Energy Inc.	Praxair, Inc.
Eastman Chemical Company	Rockwell Automation, Inc.
Ecolab, Inc.	Rohm and Haas Company
El Paso Corporation	Smith International, Inc.
EOG Resources	Southern Copper Corporation
Freeport-McMoRan Copper & Gold, Inc.	SPX Corporation
Goodrich Corporation	Teck Cominco Ltd.
ITT Corporation	Timken Company
Lubrizol Corporation

We also review the compensation practices and performance of eight publicly-held coal mining companies as a secondary comparison. Because these companies are much smaller than us, we rely more on the Industrial comparator group for individual executive compensation benchmarking. The Coal comparator group for 2009 was comprised of the following companies:

Alpha Natural Resources, Inc.*	James River Coal Company
Arch Coal, Inc.	Patriot Coal Corporation **
Consol Energy Inc.	Massey Energy Company
International Coal Group, Inc.	Westmoreland Coal Company

*	Alpha Natural Resources, Inc. acquired Foundation Coal Holdings in 2009, and therefore Foundation is no longer included as a stand-alone company in the Coal comparator group.

**	This company was added to the Coal comparator group in 2009.

In addition, we review international companies such as Anglo American plc, BHP Billiton Limited and Rio Tinto plc when relevant compensation data are available.

Overall, F.W. Cook confirmed that our executive compensation program, as structured, is competitive with our peers. Based upon the review of the compensation plans discussed below, peer group compensation levels and assessments of individual and corporate performance, the Committee, with the assistance of F.W. Cook, determined that the design of and value delivered under our executive compensation program are appropriate.

2009 Executive Compensation Components

For the year ended December 31, 2009, the principal components of compensation for the named executive officers were:

•	Annual Base Salary;

•	Annual Cash Incentive Compensation;

•	Long-term Equity Incentives; and

•	Retirement and Other Benefits.

Annual Base Salary

Base salary for each named executive officer is established based on the executive’s responsibilities, performance and experience, our overall budget for merit increases and the competitive environment. In 2009, the named executive officers volunteered, with the agreement of the Compensation Committee and the Special Committee, to forgo 2009 annual base salary merit increases in response to the global economic downturn.

Even though named executive officers were not awarded annual base salary merit increases in 2009, consistent with our philosophy, the Committee (and, in the case of Mr. Boyce, the Special Committee), reviewed the base salaries of the named executive officers to ensure that they take into account performance, experience, retention value, changes in role or promotions and that salary levels are competitive with those of companies of similar size and complexity.

For 2010, the Committee (and, in the case of Mr. Boyce, the Special Committee) approved annual base salary merit increases for the named executive officers based on market information and individual performance.

Annual Cash Incentive Compensation

Our annual incentive compensation plan provides opportunities for our executives, including the named executive officers, to earn annual cash incentive payments tied to the successful achievement of pre-established objectives that support our business strategy.

Under the plan, the named executive officers are assigned threshold, target and maximum earnings opportunities. The target incentive opportunity is established through an analysis of compensation for comparable positions in industries of similar size and complexity and is intended to provide a competitive level of compensation when performance objectives are achieved. If actual performance does not meet the threshold level, no incentive is earned for that particular performance goal. At threshold performance levels, the incentive that can be earned generally equals 50% of the target incentive and, at maximum performance levels, the incentive that can be earned generally equals 200% of the target incentive.

The named executive officers generally earn target incentive payouts for achieving budgeted financial and safety goals and meeting individual performance goals. Our philosophy is to set these budgeted goals at high levels of performance. Maximum incentive payments generally are awarded when budgeted financial goals and individual performance goals are significantly exceeded. Goals and payouts for the named executive officers, excluding Mr. Boyce, are reviewed and approved by the Compensation Committee for each calendar year. The Special Committee reviews and approves the goals and payouts for Mr. Boyce for each calendar year.

Awards for the named executive officers are based on achievement of corporate and individual goals. Achievement of corporate goals is determined by comparing our actual performance against objective goals, and achievement of individual goals is determined by evaluating a combination of achievement of both objective and discretionary performance measures. Goals and payouts for the named executive officers, excluding Mr. Boyce, are reviewed and approved by the Committee for each calendar year. The Special Committee reviews and approves the goals and payouts for Mr. Boyce for each calendar year.

The Committee recommends, for approval by the Special Committee, Mr. Boyce’s annual incentive award. Mr. Boyce recommends, for approval by the Committee, annual incentive awards for the other named executive officers.

2009 Annual Incentive Performance Measures

In 2008, our shareholders approved the 2008 Management Annual Incentive Plan (the “Plan”), established to comply with Section 162(m) of the Internal Revenue Code. In order to qualify the annual incentive amounts earned under the Plan as “performance based” for tax deductibility, the Compensation Committee can exercise discretion only to reduce an award. As a result, incentive goals are set with the expectation that the Plan will be funded at the maximum level. This provides the Committee with the flexibility to determine actual awards under the Plan for named executive officers that are consistent with the awards made under the Plan to other executives. For 2009, the Committee selected and approved the following performance goals:

•	Dividend payment — Payment of quarterly cash dividends in 2009 to shareholders at least equal to dividend payments in 2008 on a per share basis

•	Debt service payment — Timely payment of required short-term and long-term debt service obligations

Based on our successful achievement of these goals, the Committee permitted distribution of incentives under the Plan.

Based on input from management and information and advice from F.W. Cook, the Special Committee and the Committee established certain performance measures and weightings for determining the 2009 annual incentive opportunity for Mr. Boyce and each of the other named executive officers.

2009 Performance Measure	Method of Determination	Alignment with Performance Focus

EBITDA	Income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense and depreciation, depletion and amortization.	EBITDA is a key metric used by outside investors and us to measure our operating performance, as well as an indicator of our ability to meet debt service and capital expenditure requirements.
EPS	EPS is calculated using income from continuing operations after applying the two-class method to allocate earnings to common stock and participating securities, then dividing the result by the total shares outstanding on a fully-diluted basis.	EPS is a key metric used by outside investors to assess our profitability.
Safety	Safety performance is determined not only by the NEO’s contribution to promoting a culture of continuous improvement in safety, but also by our achievement of quantitative safety goals.	Safety is a core value that is integrated into all areas of our business. For 2009, our quantitative safety goal was set at a 10% improvement over actual results for 2008.

Individual Goals

The individual goals established for the named executive officers were designed to further our business strategies and increase shareholder value. The individual goals for each of the named executive officers were reviewed and approved in advance by the Compensation Committee, and the individual goals for Mr. Boyce were then reviewed and approved in advance by the Special Committee. These goals and objectives centered on:

•	Continuous improvement in safety

•	Growth in revenue and earnings

•	Succession planning and building of a deep talent pool

•	Mergers and acquisitions

•	Operational improvement

•	Industry and government relations

•	Long-term strategic direction

The Special Committee and the Committee periodically review market conditions to ensure the appropriateness of established financial performance measures and individual goals for the Plan for Mr. Boyce and the other named executive officers, respectively.

Annual Cash Incentive Payouts for 2009 Performance

The table below summarizes the actual results for these performance goals for 2009.

	Percentage
	of Total
Measure	Award	Target		Actual Results		Achievement

EBITDA ($ millions)	35.0%	$1,125.2		$1,290.1		Above Target
EPS ($/sh)	10.0%	$1.38	*	$1.92	*	Above Maximum
Global Safety Incidence Rate	5.0%	3.11		2.82		Above Target
Individual Goals	50.0%			By Individual

*	2009 EPS target and actual results exclude the impact of changes in exchange rates that would increase or decrease income tax expense for the remeasurement of Australian income tax accounts.

For their 2009 performance, the named executive officers earned payouts under the Plan, as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 39. Annual incentive payouts for 2009 were based on our achievement of quantitative goals and individual goals shown in the table above.

The Special Committee evaluated Mr. Boyce’s performance in relation to these goals and approved the level of his 2009 payout. The Compensation Committee, with Mr. Boyce, evaluated the performance of each of the other named executive officers in relation to these goals and approved the levels of their 2009 payouts.

The following table shows the target annual incentive payout and the applicable payout range (each shown as a percentage of base salary) for each of the named executive officers, his or her actual award for 2009, and his or her award as a percentage of salary earned in 2009. The target payout and payout range for each executive are based on his or her level of participation in the Plan and competitive market practices.

2009 Annual Incentive Awards — Named Executive Officers

	Target Payout	Payout Range		Actual Award
	as a % of	as a % of	Actual Award	as a % of Salary
Name	Salary	Salary	($)	Earned

Gregory H. Boyce	110%	0-220%	2,227,052	207%
Richard A. Navarre	90%	0-180%	1,138,806	156%
Eric Ford	80%	0-160%	936,005	139%
Sharon D. Fiehler	80%	0-160%	579,004	129%
Michael C. Crews	80%	0-160%	597,003	140%

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation plan provides opportunities for key executives to earn equity compensation if certain pre-established long-term (greater than one year) objectives are successfully achieved.

The named executive officers receive long-term incentive compensation through awards of stock options and performance units. In approving the long-term incentive target awards, the Special Committee and the Compensation Committee consider the advice of F.W. Cook, as well as available benchmarking data and retention considerations. These awards are structured to provide competitive long-term equity incentive opportunities where earned values are based on our actual performance.

The targeted value of these awards, shown in the table below as a percentage of each executive’s base salary, is split evenly between stock options and performance units.

2009 Long-Term Incentive Awards — Named Executive Officers

Target Award
Value as
Name	a % of Salary

Gregory H. Boyce	450%
Richard A. Navarre	275%
Eric Ford	250%
Sharon D. Fiehler	200%
Michael C. Crews	175%

Stock Options

Our stock option program is a long-term plan designed to create a direct link between executive compensation and increased shareholder value, provide an opportunity for increased equity ownership by executives and maintain competitive levels of total compensation opportunity.

The Special Committee and the Compensation Committee meet in December of each year to evaluate, review and approve the annual stock option award design and level of awards for Mr. Boyce and the other named executive officers. These committees approve stock option awards prospectively. Annual stock option awards are generally approved in early December for granting on our first business day in January at our closing market price per share on the grant date. The Committee and/or the Special Committee may occasionally approve stock option awards that are granted other than on our first business day of the year, due to promotions or new hires. In these cases the Committee or the Special Committee approves the award in advance of the grant date, and the stock option grant is awarded on the determined date with an exercise price equal to our closing market price per share on such date. We use a Black-Scholes valuation model to establish the grant-date fair value of all stock option grants.

All stock options are granted at an exercise price equal to the closing market price of our Common Stock on the date of grant. Accordingly, those stock options will have intrinsic value to employees only if the market price of our Common Stock increases after that date. Stock options generally vest in one-third increments over a period of three years or cliff vest after three years; however, options will immediately vest in full upon a change in control or a recapitalization event or upon the holder’s death or disability. If the holder terminates employment without good reason (generally as defined in his or her employment agreement), all unvested stock options are forfeited. In accordance with the terms of his employment agreement, Mr. Boyce is provided continued vesting through the end of the vesting period set forth in the option agreement of unvested stock option awards if his employment terminates (1) during the first three years of his employment term (2010-2012) due to his disability, death, termination by us without cause or resignation for good reason (as defined in his employment agreement) or (2) during the last two years of the employment term (2013-2014) for any reason other than cause or retirement without his giving six months written notice. Stock options expire, at the latest, ten years from the date of grant.

Performance Units

Similar to the stock option program, our performance unit program is a long-term plan designed to create a direct link between executive compensation and increased shareholder value by rewarding executives for the achievement of strong financial returns on capital and total shareholder return.

Performance units granted in 2009 will be payable, if earned, in shares of our Common Stock. The percentage of the performance units earned is based on our total shareholder return (“TSR”) over a period beginning January 5, 2009 and ending December 31, 2011 relative to an industry comparator group (the “Industry Peer Group”) and the S&P 500 Index.

TSR measures cumulative stock price appreciation plus dividends. The Industry Peer group is generally perceived to be subject to market conditions and investor reactions similar to us. For purposes of the 2009 award, the Industry Peer Group consisted of the following companies:

Alpha Natural Resources, Inc.	James River Coal Company
Arch Coal, Inc.	Massey Energy Company
Consol Energy Inc.	Westmoreland Coal Company
International Coal Group, Inc.

We currently are and, at the time of the 2009 performance unit award were, included in the S&P 500 Index. Our TSR performance compared to the Industry Peer Group is weighted at 60% of the total award, while our TSR performance compared to the S&P 500 Index is weighted at 40% of the total award. With regard to the 2009 performance unit award, the Compensation Committee reviewed and approved a change to the award so that performance against the Industry Peer Group and performance against the S&P 500 Index are calculated independently as described below. Previously, if our TSR performance was negative and below the 50th percentile of the Industry Peer Group, no award payouts would be made. The Committee determined that the change in the performance measurements was necessary to better balance our TSR performance between industry and overall market factors in light of our growth and market positioning.

Performance unit payout formulas for the 2009 award are as follows:

Required TSR Performance Ranking
Payout Level*	Industry Peer Group	S&P 500 Index	Limitations on Payout Levels

Threshold (50% of target performance units)	40th percentile	35th percentile
The Industry Peer Group weighted payout percentage will be 0% if TSR over the performance period is negative and performance is below the 50th percentile of the Industry Peer Group.

The S&P 500 Index weighted payout percentage will be 0% if TSR over the performance period is negative and performance is below the 50th percentile of the S&P 500 Index.

Target (100% of target performance units)	55th percentile	50th percentile

Maximum (200% of target performance units)	80th percentile	75th percentile
The Industry Peer Group weighted payout percentage cannot exceed 150% of the number of performance units granted if TSR over the performance period is negative and performance is at or above the 50th percentile of the Industry Peer Group.

The S&P 500 Index weighted payout percentage cannot exceed 150% of the number of performance units granted if TSR over the performance period is negative and performance is at or above the 50th percentile of the S&P 500 Index.

Payouts are interpolated for performance between threshold and target, and between target and maximum levels.

The target number of performance units granted is determined using the average closing market price per share of our Common Stock during the four weeks of trading immediately following the date of grant.

Our TSR over the three-year performance period is based on the average closing market price per share of our Common Stock during the first four weeks of trading in the performance cycle compared to the average closing market price per share of our Common Stock during the last four weeks of trading in the performance cycle. Units vest monthly and are payable in Common Stock at the conclusion of the measurement period, subject to the achievement of performance goals.

Following termination of employment on account of the holder’s retirement, termination by us without cause or by the holder for good reason (as defined in his or her employment agreement), the holder would receive payment from us at the end of the performance cycle determined by the number of vested performance units based on performance measured through the end of the performance period. Upon a change in control, the holder would receive payment from us determined by the number of vested performance units and based on performance through the date of the change in control. Upon the holder’s termination of employment due to death or disability, the holder (other than Mr. Boyce) would receive payment from us for 100% of his or her performance units outstanding as of the date the event occurs based upon performance measured through the date of employment termination. If the holder terminates employment without good reason (as defined in his or her employment agreement), all performance units are forfeited.

Performance units granted to Mr. Boyce also become fully vested upon his termination of employment due to death or disability, but he is to receive payment from us for such awards at the end of the performance cycle, based upon performance measured through the end of the performance period. In accordance with the terms of his employment agreement, Mr. Boyce is provided continued vesting through the end of the vesting period set forth in the award agreement of unvested performance units if his employment terminates (1) during the first three years of his employment term (2010-2012) due to his termination by the Company without cause or resignation for good reason (as defined in his restated employment agreement), or (2) during the last two years of the employment term (2013-2014) for any reason other than cause or retirement without his giving six months advance written notice.

Share Ownership Guidelines

Both management and the Board of Directors believe our executives and directors should acquire and retain a significant amount of our Common Stock in order to further align their interests with those of shareholders.

Under our share ownership guidelines, Mr. Boyce is encouraged to acquire and retain Common Stock having a value equal to at least five times his base salary. Each other named executive officer is encouraged to acquire and retain Common Stock having a value equal to at least three times his or her base salary. Executives are encouraged to meet these ownership levels within five years after assuming their executive positions.

The following table summarizes the ownership of Common Stock as of December 31, 2009 by our named executive officers.

			Ownership
			Relative
	Ownership		to Actual Base
	Guidelines,		Salary
	Relative to Base		December 31,
Name	Salary		2009

Gregory H. Boyce(1)	5.0	x	12.1	x
Richard A. Navarre	3.0	x	7.6	x
Eric Ford(2)	3.0	x	2.6	x
Sharon D. Fiehler	3.0	x	6.7	x
Michael C. Crews(2)	3.0	x	4.0	x

(1)	Share ownership includes 86,602 phantom shares granted to Mr. Boyce on October 1, 2003 under the terms of his employment agreement.

(2)	Mr. Ford joined us on March 6, 2007, and Mr. Crews was promoted effective June 20, 2008.

Broad-based Benefits

Our named executive officers are eligible to receive benefits generally available to our employees. These benefits include:

•	Medical Benefits

•	Dental Benefits

•	Vision Benefits

•	Defined Benefit Plan (Pension) — This plan was phased out on January 1, 2001 and is discussed in the “Pension Benefits” section on page 47

•	Defined Contribution Plan (401(k))

•	Excess Defined Benefit and Excess Defined Contribution Plans

•	Employee Stock Purchase Plan

•	Life Insurance

•	Business Travel Accident Insurance

•	Accidental Death and Dismemberment Insurance

•	Short-Term and Long-Term Disability Insurance

•	Health Care Flexible Spending Account

•	Dependent Care Flexible Spending Account

•	Vacation and Holidays

Perquisites

In 2009, we provided a limited number of perquisites to the named executive officers that are related to business purposes.

Company Aircraft.  Our aircraft may be used in the following situations:

•	Named executive officers may use our aircraft for business purposes; and

•	Effective December 31, 2009, (a) spouses may accompany named executive officers who are traveling on our aircraft for business purposes (aggregate annual incremental costs may not exceed $50,000) and (b) children of our Chairman and Chief Executive Officer may accompany him on our aircraft when he is traveling for business purposes (aggregate annual incremental costs may not exceed $100,000). We do not provide tax gross-ups on the value of this perquisite.

Relocation.  We generally provide relocation benefits to named executive officers who are newly-hired or have been asked by us to relocate. These benefits typically include payment for the costs of relocation, temporary housing, additional personal leave and associated tax gross-ups.

Other Perquisites.  We do not provide or reimburse the cost of country club memberships or the purchase or lease of a vehicle for any named executive officer.

Deductibility of Compensation Expenses

Pursuant to Section 162(m) of the Internal Revenue Code, some compensation paid to named executive officers in excess of $1 million is not tax deductible, except to the extent it constitutes “performance-based compensation.” The Compensation Committee has and will continue to consider the impact of Section 162(m) when establishing incentive compensation plans. As a result, a significant portion of our executive compensation satisfies the requirements for deductibility under Section 162(m). At the same time, the Committee considers as its primary goal the design of compensation strategies that further the best interests of our shareholders. In certain cases, the Committee may determine that the amount of tax deductions lost is not significant when compared to the potential opportunity a compensation program provides for creating shareholder value. The Committee therefore retains the ability to evaluate the performance of our named executive officers and to pay appropriate compensation, even if some of it may be non-deductible.

Employment Agreements

The Compensation Committee approves the terms of all named executive officer employment agreements. The Special Committee approved the restated employment agreement for Mr. Boyce. The terms of those agreements, including the provision of post-termination benefits, were structured to attract and retain persons believed to be key to our success, as well as to be competitive with compensation practices for executives in similar positions at companies of similar size and complexity. In assessing whether the terms of the employment agreements were competitive, the Committee and the Special Committee received advice from F.W. Cook and reviewed appropriate surveys and industry benchmarking data.

Mr. Boyce

During 2009, the employment agreement for Mr. Boyce was revised and restated. The restated agreement was effective December 31, 2009, and supersedes and replaces the most recent employment agreement with Mr. Boyce dated December 31, 2008.

The principal changes made in the restated agreement include the following:

•	Changed the term of employment so that Mr. Boyce’s employment under the restated agreement began on December 31, 2009 and ends on December 31, 2014, subject to earlier termination as provided in the restated agreement. Under the prior agreement, Mr. Boyce had a three-year term of employment that was automatically extended on a daily basis, subject to termination.

•	Reduced the benefits Mr. Boyce would be entitled to receive following a termination other than for cause or a resignation for good reason (as those terms are defined in the restated agreement). Under the restated agreement, Mr. Boyce would be entitled to an amount equal to the sum of (1) the Specified Multiple (as defined below) times base salary, plus (2) the Specified Multiple times the annual average of the actual incentive bonuses he earned for the three years preceding the year of termination, plus (3) the Specified Multiple times six percent of base salary (to compensate for Company contributions he otherwise might have received under our retirement plan). For purposes of the restated agreement, the “Specified Multiple” is 2.8 from December 31, 2009 through March 31, 2012 and thereafter decreases ratably on a daily basis until it reaches zero on December 31, 2014. Under the prior agreement, the Specified Multiple was three. One-half of these benefits would be paid in a lump sum payment on the earlier to occur of Mr. Boyce’s death or the first business day immediately following the six-month anniversary of his termination, and the remaining one-half of these benefits would be paid in six substantially equal monthly payments beginning on the first day of the month next following the initial lump sum payment. Mr. Boyce would also be entitled to (a) a one-time prorated annual incentive for the year of termination (based on our actual performance multiplied by a fraction, the numerator of which is the number of business days he was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when annual incentives, if any, are paid to our other executives, and (b) qualified and nonqualified retirement, life insurance, medical and other benefits for a period that corresponds to the Specified Multiple.

•	Modified the definition of “good reason” to exclude from that definition any reduction in Mr. Boyce’s total direct compensation (which consists of base salary, target bonus opportunity and long-term incentive award grant date value) or maximum bonus opportunity for a calendar year if (1) the reduction comparably affects all similarly-situated Company executives and

(2) Mr. Boyce’s actual total direct compensation has exceeded the 65th percentile of an industry comparator group for each of the two immediately preceding consecutive calendar years. This exclusion would not apply if, during the employment term, we: (a) reduce Mr. Boyce’s base salary by more than 20% in a single year; (b) reduce Mr. Boyce’s base salary below $860,000; or (c) reduce Mr. Boyce’s target total direct compensation below the 50th percentile of an industry comparator group.

•	Modified the definition of “good reason” to permit the Board to change Mr. Boyce’s duties or responsibilities if such change is specifically required by a law or regulation that requires the Board to have a non-executive chairperson.

•	Eliminated tax gross-up payments for any excise taxes or related interest or penalties imposed by Internal Revenue Code Section 4999 (collectively, “Excise Tax”). If Mr. Boyce becomes entitled to any payment, benefit or distribution which is subject to the Excise Tax, the aggregate payments shall be reduced (using a method that complies with Internal Revenue Code Section 409A) to the safe harbor amount under Internal Revenue Code Section 280G if the value of Mr. Boyce’s net after-tax benefit as a result of the reduction would exceed the value of the net after-tax benefit if such reduction were not made and Mr. Boyce paid the Excise Tax.

•	Provided for continued vesting in accordance with their terms of Mr. Boyce’s unvested long-term incentive awards if his employment terminates (1) during the first three years of the employment term (2010 – 2012) due to his disability, death, termination by us without cause or resignation by Mr. Boyce for good reason, or (2) during the last two years of the employment term (2013-2014) for any reason other than cause or retirement without his giving six months written notice.

Other material provisions of Mr. Boyce’s agreement were not revised. Upon reaching age 55, Mr. Boyce became entitled to a payment of $800,000 under his agreement. This amount was provided to compensate him for amounts he forfeited in leaving his former employer. We will pay Mr. Boyce (or, in the event of his death, his estate) such payment in a lump sum on the earlier to occur of his death or the first business day immediately following the six-month anniversary of his separation from service (as defined in the restated agreement). In addition, upon termination of employment for any reason, he will be entitled to deferred compensation payable in cash in one of the following amounts: if termination occurred (a) prior to age 62, the greatest of (1) the cash equivalent of the fair market value of 86,602 shares of Common Stock on October 1, 2003 plus interest through the date of termination, (2) an amount equal to the fair market value of 86,602 shares of Common Stock on the date of termination; (3) $1.6 million, reduced by 0.333% for each month that termination occurs before he reaches age 62, or (4) the fair market value of 86,602 shares of Common Stock on the date of termination; or (b) on or after age 62, the greater of the amount referenced in (a) on the date of termination or $1.6 million.

As was the case under the prior agreement, we are not obligated to provide any benefits under tax qualified plans that are not permitted by the terms of each plan or by applicable law or that could jeopardize the plan’s tax status. Continuing benefit coverage will terminate to the extent Mr. Boyce is offered or obtains comparable coverage from any other employer. The restated agreement provides for confidentiality during and following employment, and includes a noncompetition agreement that is effective during and for one year following employment. The restated agreement also includes a nonsolicitation agreement that is effective during and for the two years following employment. If Mr. Boyce breaches any of his confidentiality, noncompetition or nonsolicitation agreements, he will forfeit any unpaid amounts or benefits.

Other Named Executive Officers

The employment agreement for Mr. Crews has an initial three-year term which automatically renews for a one-year period at the end of the initial term and, if applicable, any renewal period, unless written notice is given by either party at least 90 days before the end of the applicable period. All other named executive officers’ employment agreements have two-year terms which extend day-to-day so that there is at all times a remaining term of two years.

Following termination other than (1) for cause or (2) resignation for good reason (as defined in the employment agreement), other named executive officers are entitled to the following cash severance benefits equal to the sum of: (a) two times base salary, (b) two times the average of the actual annual incentive awards paid to the executive for the three prior years, and (c) two times six percent of base salary (to compensate for Company contributions the executive otherwise might have received under our retirement plan). One-half of these benefits would be paid in a lump sum payment on the earlier to occur of the executive’s death or the first business day immediately following the six-month anniversary of his or her termination, and the remaining one-half of these benefits would be paid in six substantially equal monthly payments beginning on the first day of the month next following the initial lump sum payment. In addition, they would be entitled to (1) a one-time prorated annual incentive for the year of termination (based on our actual performance multiplied by a fraction, the numerator of which is the number of business days the executive was employed during the year of termination, and the denominator of which is the total number of business days during that year), payable when annual incentives, if any, are paid to our other executives, and (2) qualified and nonqualified retirement, pension (if applicable), life insurance, medical and other benefits for the two-year period following termination.

In addition, if Mr. Ford’s employment with us were to terminate for any reason or if he should die or became disabled, a lump sum of $800,000 would be paid to him. This amount was provided to compensate Mr. Ford for amounts he forfeited in leaving his former employer.

Under the other named executive officers’ employment agreements, we are not obligated to provide any benefits under tax qualified plans that are not permitted by the terms of each plan or by applicable law or that could jeopardize the plan’s tax status. Continuing benefit coverage will terminate to the extent an executive is offered or obtains comparable coverage from any other employer. The employment agreements provide for confidentiality during and following employment, and include a noncompetition and nonsolicitation agreement that is effective during and for one year following employment. However, in the case of Mr. Crews, the noncompetition agreement does not apply if we do not renew his employment agreement and terminate his employment and Mr. Crews does not receive severance benefits from us. The employment agreements also include a nonsolicitation agreement that is effective during and for the two years following employment. If an executive breaches any of his or her confidentiality, noncompetition or nonsolicitation agreements, the executive will forfeit any unpaid amounts or benefits. To the extent that excise taxes are incurred by an executive as a result of “excess parachute payments,” as defined by Internal Revenue Service regulations, we will pay additional amounts so that the executive would be in the same financial position as if the excise taxes were not incurred.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Company’s disclosures under “Compensation Discussion and Analysis” beginning on page 23.

Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

MEMBERS OF THE COMPENSATION COMMITTEE:

WILLIAM A. COLEY, CHAIR
WILLIAM E. JAMES
ROBERT B. KARN III
M. FRANCES KEETH
ROBERT A. MALONE
JOHN F. TURNER

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to or accrued by our Chairman and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for their service to us during the fiscal years ended December 31, 2009, 2008 and 2007. Long-term equity incentive awards to these executives include both performance units (reflected in the “Stock Awards” column below) and stock options (reflected in the “Option Awards” column below). The value reflected in each of these columns is the grant date fair value associated with equity awards for each executive, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”).

							Change in
							Pension Value
							and Non-
							qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Gregory H. Boyce	2009	1,075,000	—	5,552,694	2,398,433	2,227,052	—	138,693	11,391,872
Chairman and	2008	1,053,750	—	2,368,091	1,843,993	2,069,375	—	144,512	7,479,721
Chief Executive Officer	2007	980,000	500,000	1,961,948	1,768,838	1,000,671	—	101,772	6,313,229

Richard A. Navarre	2009	730,000	—	1,342,305	995,325	1,138,806	40,668	91,392	4,338,496
President and Chief	2008	730,000	—	1,279,248	997,133	1,116,900	5,730	103,577	4,232,588
Commercial Officer	2007	655,000	331,000	921,985	831,242	517,784	—	64,769	3,321,780

Eric Ford	2009	675,000	—	1,128,343	836,670	936,005	—	122,720	3,698,738
Executive Vice President	2008	668,750	—	1,036,550	807,140	918,000	—	380,859	3,811,299
and Chief Operating Officer	2007	541,667 (6)	52,000	3,050,360	858,699	532,105	—	1,001,193	6,036,024

Sharon D. Fiehler	2009	450,000	—	601,781	446,216	579,004	81,529	55,725	2,214,255
Executive Vice President	2008	446,250	—	554,938	432,133	594,001	16,081	63,269	2,106,672
and Chief Administrative Officer	2007	430,250	117,000	490,943	442,628	338,701	—	45,478	1,865,000

Michael C. Crews	2009	425,000	—	468,059	347,060	597,003	2,449	56,596	1,896,167
Executive Vice President	2008	317,726	—	709,862	400,780	368,922	202	40,112	1,837,604
and Chief Financial Officer

(1)	Salaries earned in 2009 may reflect annual base salary changes due to equity adjustments, where applicable.

(2)	Amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the relevant fair value assumptions is set forth in note 17 to our consolidated financial statements included in our 2009 Annual Report. For 2009 performance unit awards included the Stock Awards column, the maximum potential payout is estimated as follows: Mr. Boyce, $6,469,187; Mr. Navarre, $2,684,610; Mr. Ford, $2,256,687; Ms. Fiehler, $1,203,562; and Mr. Crews $936,118. We caution that the amount ultimately realized from the stock and option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and stock sales.

(3)	Amounts in this column represent awards under our annual incentive plan. The material terms of the 2009 awards are described under the caption “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis section beginning on page 27.

(4)	The amounts in this column reflect changes in pension values. See page 47 for further discussion about the Pension Plan.

(5)	Amounts included in this column for 2009 are described in the All Other Compensation table on page 40.

(6)	Mr. Ford’s 2007 salary represents a partial year, from March 6, 2007 to December 31, 2007.

All Other Compensation

The following table sets forth detailed information regarding the amounts reported in the All Other Compensation column of the Summary Compensation Table for the named executive officers.

			Annual 401(k)	Employment
			Matching and	Agreement
		Group Term	Performance	Lump Sum
		Life Insurance	Contributions	Opportunity	Tax Gross-Ups	Perquisites	Total
Name	Year	($)	($)	($)(1)	($)(2)	($)(3)(4)	($)

Gregory H. Boyce	2009	4,526	129,000	—	2,593	2,574	138,693
	2008	1,656	127,725	—	6,574	8,557	144,512
	2007	1,656	88,500	—	5,047	6,569	101,772
Richard A. Navarre	2009	1,710	87,600	—	709	1,373	91,392
	2008	810	87,600	—	6,590	8,577	103,577
	2007	810	59,250	—	2,046	2,663	64,769
Eric Ford	2009	4,902	77,738	—	13,150	26,930	122,720
	2008	1,242	80,625	—	124,272	174,720	380,859
	2007	1,035	50,375	800,000	40,182	109,601	1,001,193
Sharon D. Fiehler	2009	1,725	54,000	—	—	—	55,725
	2008	1,094	53,775	—	3,650	4,750	63,269
	2007	1,050	39,217	—	2,264	2,947	45,478
Michael C. Crews	2009	705	53,100	—	1,418	1,373	56,596
	2008	322	37,800	—	865	1,125	40,112

(1)	The amount reported for Mr. Ford is discussed under the caption “Employment Agreements” in the Compensation Discussion and Analysis section beginning on page 35. This lump sum opportunity is intended to compensate him for amounts he forfeited in leaving his former employer. If Mr. Ford were to terminate his employment with us for any reason on or after age 55 or if he should die or become disabled, the lump sum opportunity reported would be paid to him.

(2)	Represents, for Mr. Boyce, Mr. Navarre and Mr. Crews, the taxes due for use of our corporate aircraft (as defined and calculated in accordance with Internal Revenue Service guidelines), and reimbursed by us when a spouse/guest accompanied the executive on our corporate aircraft for Company business purposes. The amount shown for Mr. Ford reflects the tax-gross up for relocation expenses incurred in 2009.

(3)	Amounts represent trips where a spouse/guest accompanied the executive on our corporate aircraft for Company business purposes. Represents, for Mr. Boyce, Mr. Navarre and Mr. Crews, the aggregate incremental cost to us of use of our corporate aircraft as determined on a per flight basis, including the cost of fuel, landing fees, the cost of in-flight meals, sales tax, crew expenses, the hourly cost of aircraft maintenance for the applicable number of flight hours, and other variable costs specifically incurred.

(4)	For Mr. Ford, total perquisites for 2009 include tax return preparation costs of $19,350, and relocation and temporary housing costs of $7,580, pursuant to the terms of his offer of employment with us.

GRANTS OF PLAN-BASED AWARDS IN 2009

The following table sets forth information concerning grants of plan-based awards during the year ended December 31, 2009 to the named executive officers.

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value of
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price	Stock and
		Plan Awards			Plan Awards(1)			Stock or	Underlying	of Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(2)	($/Sh)(2)	($)(3)

Gregory H. Boyce		591,250	1,182,500	2,365,000
	1/5/2009				47,991	95,982	191,964				3,234,593
	1/5/2009								186,154	26.84	2,398,433
	10/1/2009							64,951			2,318,101
Richard A. Navarre		328,500	657,000	1,314,000
	1/5/2009				19,916	39,831	79,662				1,342,305
	1/5/2009								77,252	26.84	995,325
Eric Ford		270,000	540,000	1,080,000
	1/5/2009				16,741	33,482	66,964				1,128,343
	1/5/2009								64,938	26.84	836,670
Sharon D. Fiehler		180,000	360,000	720,000
	1/5/2009				8,929	17,857	35,714				601,781
	1/5/2009								34,633	26.84	446,216
Michael C. Crews		180,000	360,000	720,000
	1/5/2009				6,945	13,889	27,778				468,059
	1/5/2009								26,937	26.84	347,060

(1)	Performance unit awards are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column above. Performance unit awards granted in 2009 will be earned based on achievement of performance objectives for the period January 5, 2009 to December 31, 2011. The material terms of these awards, including payout formulas, are described under the caption “Performance Units” in the Compensation Discussion and Analysis section beginning on page 31.

(2)	Stock option awards granted in 2009 are included in the “All Other Option Awards” column above. All options vest in three equal annual installments beginning on the first anniversary of the date of grant. The material terms of these awards are described under the caption “Stock Options” in the Compensation Discussion and Analysis section beginning on page 30.

(3)	The value of stock awards, option awards and performance unit awards is the grant date fair value determined under FASB ASC Topic 718. A discussion of the relevant fair value assumptions is set forth in note 17 to our consolidated financial statements included in our 2009 Annual Report. We caution that the amount ultimately realized from the stock and option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and stock sales.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR END

The following table sets forth detail about the outstanding equity awards for each of the named executive officers as of December 31, 2009. We caution that the amount ultimately realized from the outstanding equity awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations and the timing of exercises and sales. In the case of equity incentive awards, the amount ultimately realized will also likely vary with our stock performance relative to the Industry Peer Group, the S&P 500 Index, and our Return on Capital.

A portion of the outstanding equity awards for Messrs. Navarre and Crews and Ms. Fiehler is attributable to stock options granted to them prior to our May 2001 initial public offering (“IPO”). These options were granted in connection with a leveraged buyout transaction or “LBO” involving Peabody Energy’s acquisition of Peabody Holding Company. The size and terms of the pre-IPO stock options or “LBO grants” were determined according to standard practices at that time for private companies. The LBO grants, a portion of which remain unexercised, were designed to be competitive in the industry marketplace for top executives, to compensate the management group on a basis commensurate with the risks associated with a highly leveraged transaction, to reward performance and to align their interests with our owners. A portion of the LBO grants vested in July 2009 and expired in December 2009. The remaining outstanding LBO grants vest in July 2010 and expire in January 2011.

All unexercisable options and unvested shares or units of stock reflected in the table below are subject to forfeiture if the holder terminates employment without good reason (as defined in the holder’s employment agreement).

Outstanding Equity Awards at 2009 Fiscal Year End

	Option Awards						Stock Awards
												Equity
												Incentive
										Equity		Plan
										Incentive		Awards:
										Plan		Market or
										Awards:		Payout
										Number of		Value of
										Unearned		Unearned
										Shares,		Shares,
	Number of		Number of							Units or		Units or
	Securities		Securities						Market Value	Other		Other
	Underlying		Underlying				Number of		of Shares or	Rights		Rights
	Unexercised		Unexercised		Option		Shares or Units		Units of Stock	That		That
	Options		Options		Exercise	Option	of Stock That		That Have Not	Have Not		Have Not
	(#)(1)		(#)(1)		Price	Expiration	Have Not Vested		Vested	Vested		Vested
Name	Exercisable		Unexercisable		($)(1)	Date	(#)(1)		($)(2)	(#)(1)(3)		($)(4)
Gregory H. Boyce										33,652	(5)	1,521,407
										95,982	(6)	4,339,346
							86,602	(7)	3,915,276
							40,000	(8)	1,808,400
							60,000	(8)	2,712,600
							64,951	(8)	2,936,435
	Post-IPO Grants
	300,010	(9)			9.0067	10/1/2013
	56,248	(10)			17.8541	1/3/2015
	27,501	(11)			21.6646	3/1/2015
	91,734	(12)			39.8143	1/3/2016
	80,209	(13)	40,105	(13)	34.9553	1/3/2017
	25,921	(14)	51,840	(14)	62.7200	1/2/2018
			186,154	(15)	26.8400	1/5/2019

Total	581,623		278,099				251,553		11,372,711	129,634		5,860,753

Richard A. Navarre										18,197	(5)	822,686
										39,831	(6)	1,800,760
	LBO Grants
			102,394	(16)	3.3001	1/1/2011
	Post-IPO Grants
	15,884	(12)			39.8143	1/3/2016
	49,141	(17)			39.8143	1/3/2016
	18,846	(13)	18,847	(13)	34.9553	1/3/2017
	14,017	(14)	28,032	(14)	62.7200	1/2/2018
			77,252	(15)	26.8400	1/5/2019

Total	97,888		226,525				—		—	58,028		2,623,446

Eric Ford										14,730	(5)	665,943
										33,482	(6)	1,513,721
							6,000	(18)	271,260
	Post-IPO Grants
	38,439	(19)	19,219	(19)	35.6481	3/6/2017
	11,346	(14)	22,691	(14)	62.7200	1/2/2018
			64,938	(15)	26.8400	1/5/2019

Total	49,785		106,848				6,000		271,260	48,212		2,179,664

Sharon D. Fiehler										7,886	(5)	356,526
										17,857	(6)	807,315
	LBO Grants
			90,595	(16)	3.3001	1/1/2011
	Post-IPO Grants
	8,472	(12)			39.8143	1/3/2016
	39,313	(17)			39.8143	1/3/2016
	10,035	(13)	10,036	(13)	34.9553	1/3/2017
	6,075	(14)	12,148	(14)	62.7200	1/2/2018
			34,633	(15)	26.8400	1/5/2019

Total	63,895		147,412				—		—	25,743		1,163,841

	Option Awards					Stock Awards
											Equity
											Incentive
									Equity		Plan
									Incentive		Awards:
									Plan		Market or
									Awards:		Payout
									Number of		Value of
									Unearned		Unearned
									Shares,		Shares,
	Number of	Number of							Units or		Units or
	Securities	Securities						Market Value	Other		Other
	Underlying	Underlying				Number of		of Shares or	Rights		Rights
	Unexercised	Unexercised		Option		Shares or Units		Units of Stock	That		That
	Options	Options		Exercise	Option	of Stock That		That Have Not	Have Not		Have Not
	(#)(1)	(#)(1)		Price	Expiration	Have Not Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		($)(1)	Date	(#)(1)		($)(2)	(#)(1)(3)		($)(4)
Michael C. Crews									7,252	(5)	327,863
									13,889	(6)	627,922
						1,866	(20)	84,362
						800	(21)	36,168
						5,811	(22)	262,715
						9,435	(23)	426,556
						2,000	(24)	90,420
						1,406	(25)	63,565
	LBO Grants
		395	(16)	3.3001	1/1/2011
	Post-IPO Grants
		12,579	(26)	79.2800	7/14/2018
		26,937	(15)	26.8400	1/5/2019

Total	—	39,911				21,318		963,786	21,141		955,785

(1)	The numbers of options/shares/units and the exercise prices of options have been adjusted, where applicable, to reflect our 2-for-1 stock splits in March 2005 and February 2006 and the spin-off of Patriot Coal Corporation on October 31, 2007.

(2)	The market value was calculated based on the closing market price per share of our Common Stock on the last trading day of 2009, $45.21 per share.

(3)	The number of performance units disclosed is based on the assumption that target performance goals will be achieved.

(4)	The payout value is calculated based on the closing market price per share of our Common Stock on the last trading day of 2009, $45.21 per share, and the assumption that target performance goals will be achieved.

(5)	The performance units were granted on January 2, 2008 (July 14, 2008 in the case of Mr. Crews) and vest on December 31, 2010, based on our TSR performance relative to the Industry Peer Group and the S&P 500 Index, and relative to Return on Capital (ROC) targets.

(6)	The performance units were granted on January 5, 2009 and vest on December 31, 2011, based on our TSR performance relative to the Industry Peer Group and the S&P 500 Index.

(7)	The phantom units were granted pursuant to Mr. Boyce’s employment agreement, vested on October 14, 2009, and will be paid out to Mr. Boyce upon termination of his employment with us.

(8)	The restricted shares were granted pursuant to Mr. Boyce’s employment agreement, and vest on December 31, 2010.

(9)	The options were granted on October 1, 2003 and were fully vested on the date of grant.

(10)	The options were granted on January 3, 2005 and vested in three equal annual installments beginning January 3, 2006.

(11)	The options were granted on March 1, 2005 and vested in three equal annual installments beginning March 1, 2006.

(12)	The options were granted on January 3, 2006 and vested in three equal annual installments beginning January 3, 2007.

(13)	The options were granted on January 3, 2007 and vest in three equal annual installments beginning January 3, 2008.

(14)	The options were granted on January 2, 2008 and vest in three equal annual installments beginning January 2, 2009.

(15)	The options were granted on January 5, 2009 and vest in three equal annual installments beginning January 5, 2010.

(16)	The options were granted on January 1, 2001 and vest on July 1, 2010.

(17)	The options were granted on January 3, 2006 and vested on January 3, 2009.

(18)	The restricted shares were granted pursuant to Mr. Ford’s employment agreement and vest in three equal installments on March 6, 2007, March 6, 2010 and March 6, 2013.

(19)	The options were granted on March 6, 2007 and vested in three equal annual installments beginning March 6, 2008.

(20)	The restricted shares were granted on January 3, 2005 and vest on January 3, 2010. A portion of the award may be eligible for accelerated vesting upon achievement of certain predetermined performance goals per the award agreement.

(21)	The restricted shares were granted on January 3, 2006 and vest on January 3, 2011. A portion of the award may be eligible for accelerated vesting upon achievement of certain predetermined performance goals per the award agreement.

(22)	The restricted shares were granted on January 3, 2006 and vest on January 3, 2010.

(23)	The restricted shares were granted on January 3, 2007, of which 3,885 vest on January 3, 2010 and 5,550 vest on January 3, 2011.

(24)	The restricted shares were granted on January 3, 2007 and vest on January 3, 2011.

(25)	The restricted shares were granted on January 2, 2008 and vest on January 2, 2011.

(26)	The options were granted on July 14, 2008 and vest on July 14, 2012.

OPTION EXERCISES AND STOCK VESTED IN 2009

The following table sets forth detail about stock option exercises during 2009 and stock awards that vested during 2009 for each of the named executive officers. The options in this table were granted between January 2000 and October 2003. The stock awards are comprised of performance unit awards granted in 2007 and restricted stock awards granted in 2005, 2006 and 2007.

	Option Awards		Stock Awards
			Number of	Number of
	Number of		Shares Acquired	Shares Acquired
	Shares		on Vesting of	on Vesting of
	Acquired on	Value Realized	Performance	Restricted	Value Realized
	Exercise	on Exercise	Units	Shares	on Vesting
Name	(#)(1)	($)(2)	(#)(1)(3)	(#)(4)	($)(3)(5)

Gregory H. Boyce	133,000	4,987,374	72,499	—	3,282,025
Richard A. Navarre	—	—	34,070	—	1,542,370
Eric Ford	—	—	35,433	15,066	1,997,427
Sharon D. Fiehler	—	—	18,143	—	821,324
Michael C. Crews	6,063	177,519	—	7,067	179,474

(1)	Numbers have been adjusted to reflect our 2-for-1 stock splits in March 2005 and February 2006. Any options exercised after the spin-off of Patriot Coal Corporation on October 31, 2007 have also been adjusted for the spin-off.

(2)	The value realized was calculated based on the difference between the closing market price per share of our Common Stock on the date of exercise and the applicable exercise price.

(3)	Represents the number of shares of Common Stock delivered in January 2010 in connection with the payout of the performance unit awards granted in 2007 and vested on December 31, 2009.

(4)	Represents the number of shares of Common Stock delivered in connection with restrictions lifting from restricted shares that vested during 2009.

(5)	A detailed explanation of the value realized due to the payout of performance unit awards granted in 2007 is included in the Peabody Relative Performance for Performance Period Ended December 31, 2009 and Resulting Performance Unit Awards to Named Executive Officers table beginning on page 45.

Performance Unit Program

In January 2010, the named executive officers received payouts under the terms of performance unit awards granted in 2007 that vested on December 31, 2009 (described under “Performance Units” in the Compensation Discussion and Analysis section beginning on page 31). The value realized is shown in the “Stock Awards” column in the above table. These payouts were consistent with our stated executive compensation philosophy to create a clear link to shareholder value and to base compensation, in part, on relative external performance. Specifically, the percentage of these performance units earned was based on our TSR over the three-year performance period beginning January 3, 2007 and ended December 31, 2009, relative to the TSR of the Industry Peer Group described on page 31 and the S&P 500 Index, and our EBITDA Return on Invested Capital over the same period.

Over the three-year performance period, our TSR of 23.3% was the fifth highest in the Industry Peer Group and was at the 82nd percentile of the S&P 500 Index. The named executive officers were instrumental in leading us through this period of record EBITDA growth and safety improvement.

The following tables set forth additional details regarding performance unit payouts earned by each of the named executive officers in 2009. The payouts to the named executive officers relate to performance units granted in 2007 and reflect our performance and stock price appreciation during the ensuing three-year performance period.

Peabody Relative Performance for Performance Period Ended December 31, 2009 and
Resulting Performance Unit Award Payouts to Named Executive Officers

The following table compares our TSR for the three-year period ended December 31, 2009 to the performance of the Industry Peer Group and to the performance of the S&P 500 Index. Based on our relative performance, the named executive officers earned the following awards under the program:

				Peabody
				Percentile
		Peabody		Ranking
		Percentile		Among
		Ranking		Index		Percent of	Percent of
		Among	Peabody	Companies -	Peabody	Award	Award
		Industry Peer	Ranking	Total	Ranking	Earned for	Earned for	Total	Target	Actual	Actual
		Group - Total	Among	Shareholder	Among	EBITDA	Total	Payout	Award	Award	Award
	Performance	Shareholder	Industry Peer	Return	Index	ROIC	Shareholder	as a % of	Units	Shares	Value
Name	Period	Return	Group	(1)	Companies(1)	Targets	Return	Target	(#)(2)	(#)(3)	($)(4)

Gregory H. Boyce									50,174	72,499	3,282,025
Richard A. Navarre									23,579	34,070	1,542,370
	2007 - 2009	43.4%	5 of 8	82.0%	73 of 487	177.3%	116.8%	147.0%
Eric Ford									24,522	35,433	1,604,054
Sharon D. Fiehler									12,556	18,143	821,324
Michael C. Crews(5)	—	—	—	—	—	—	—	—	—	—	—

(1)	The index is designed to track the performance of companies included in the S&P 500.

(2)	Number of shares has been adjusted to reflect our 2-for-1 stock splits in March 2005 and February 2006, and to reflect the spin-off of Patriot Coal Corporation on October 31, 2007.

(3)	The actual shares awarded were calculated based on the closing price per share of our Common Stock on the settlement date, January 28, 2010 ($45.27).

(4)	The value of the awards was calculated based on the average closing price per share of our Common Stock for the four-week period ended December 31, 2009 ($44.49).

(5)	Mr. Crews was not granted performance unit awards in 2007; his promotion to Executive Vice President and Chief Financial Officer was effective June 20, 2008.

PENSION BENEFITS IN 2009

Our frozen Salaried Employees Retirement Plan, or pension plan, is a “defined benefit” plan. The pension plan provides a monthly annuity to eligible salaried employees when they retire. An employee must have at least five years of service to be vested in the pension plan. A full benefit is available to a retiree at age 62. A retiree can begin receiving a benefit as early as age 55; however, a 4% reduction factor applies for each year a retiree receives a benefit prior to age 62.

We announced in February 1999 that the pension plan would be phased out beginning January 1, 2001. Certain transition benefits were introduced based on the age and service of affected employees at December 31, 2000. Each of the applicable named executive officers has had his or her pension benefits frozen. In all cases, final average earnings for retirement purposes are capped at December 31, 2000 levels.

An individual’s retirement benefit under the pension plan is equal to the sum of (1) 1.112% of the highest average monthly earnings over 60 consecutive months up to the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years, and (2) 1.5% of the average monthly earnings over 60 consecutive months over the “covered compensation limit” multiplied by the employee’s years of service, not to exceed 35 years. Under the plan, “earnings” include compensation earned as base salary and up to five annual incentive awards.

Listed below is the estimated present value of the current accumulated pension benefit under qualified and non-qualified plans as of December 31, 2009 for the named executive officers. The estimated present value was determined assuming the executive retires at age 62, the normal retirement age under the plan, using a discount rate of 6.19% and the RP 2000 White Collar Mortality with Mortality Improvements Projected to 2007 with Scale AA Table. Other material assumptions used in making the calculations are discussed in note 14 to our consolidated financial statements included in our 2009 Annual Report. The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the executives. Such amounts will be known only at the time the executives become eligible for payment.

			Present
			Value of
		Number of Years	Accumulated	Payments in
		Credited Service	Benefit	2009
Name	Plan Name	(#)(1)	($)	($)

Gregory H. Boyce(2)	Salaried Employees Retirement Plan	—	—	—
Richard A. Navarre(3)	Salaried Employees Retirement Plan	7.8	213,645	—
Eric Ford(2)	Salaried Employees Retirement Plan	—	—	—
Sharon D. Fiehler(3)	Salaried Employees Retirement Plan	19.8	491,894	—
Michael C. Crews(3)	Salaried Employees Retirement Plan	2.3	10,860	—

(1)	Due to the phase-out of our pension plan as described above, years of credited service may be less than years of actual service. Actual years of service for the named executive officers eligible to participate in the pension plan are as follows: Mr. Navarre, 16.8; Ms. Fiehler, 28.8 and Mr. Crews, 11.3.

(2)	Messrs. Boyce and Ford are not eligible to receive benefits under our pension plan because their employment with us began after the phase-out of the plan.

(3)	Under the terms of the phase-out, Mr. Navarre’s, Ms. Fiehler’s, and Mr. Crews’ pension benefits were frozen as of December 31, 2000, and years of credited service, for the purpose of the pension plan, ceased to accrue.

NONQUALIFIED DEFERRED COMPENSATION IN 2009

The following table sets forth detail about activity for the named executive officers in our non-qualified defined contribution retirement plans and certain amounts payable to Mr. Boyce and Mr. Ford under their employment agreements.

						Aggregate
		Executive	Company	Aggregate	Aggregate	Balance as of
		Contributions in	Contributions in	Earnings in	Withdrawals /	December 31,
		2009	2009	2009	Distributions	2009
Name	Plan Name	($)	($)(1)	($)	($)	($)(2)

Gregory H. Boyce	Excess Defined Contribution Retirement Plan	58,100	100,500	158,956	—	717,829

	Employment Agreement(3)	—	—	—	—	800,000

	Deferred Compensation Account(3)	—	—	—	—	3,915,276

Richard A. Navarre	Excess Defined Contribution Retirement Plan	33,950	59,100	32,921	—	632,522

Eric Ford	Excess Defined Contribution Retirement Plan	25,800	52,500	34,483	—	197,587

	Employment Agreement(3)	—	—	—	—	800,000

Sharon D. Fiehler	Excess Defined Contribution Retirement Plan	20,500	25,500	55,950	—	275,822

Michael C. Crews	Excess Defined Contribution Retirement Plan	17,100	23,900	8,383	—	49,383

(1)	A portion of the amounts reported in this column are also included in the Summary Compensation Table on page 39, in the “All Other Compensation” column for 2009 and in the “Annual 401(k) Matching and Performance Contributions” column of the All Other Compensation table on page 40.

(2)	Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for 2009 and for 2007-2008:

Name	2009 ($)	2007-2008 ($)	Total ($)

Gregory H. Boyce	49,800	168,376	218,176
Richard A. Navarre	29,100	99,000	128,100
Eric Ford	25,800	84,775	110,575
Sharon D. Fiehler	12,300	44,790	57,090
Michael C. Crews	11,400	12,500	23,900

(3)	The amounts reported for Messrs. Boyce and Ford are discussed under the caption “Employment Agreements” in the Compensation Discussion and Analysis section beginning on page 35.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below reflects the amount of compensation that would have been payable to the named executive officers in the event of termination of such executive’s employment, including certain benefits upon a change in control of us, pursuant to the terms of their employment agreements and long-term incentive agreements. The amounts shown assume a termination effective as of December 31, 2009, including a gross-up for certain taxes in the event that any payment made in connection with the change in control was subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The actual amounts that would be payable can be determined only at the time of the executive’s termination. The amount of compensation payable to each executive upon retirement is not included in the table, as none of the executives was eligible for retirement (age 55, with 10 years of service) as of December 31, 2009.

Potential Payments Upon Termination or Change in Control

				Accelerated
			Other	Vesting/Earnout
	Cash	Continued Benefits	Cash	of Unvested Equity	Excise Tax
	Severance	& Perquisites	Payment	Compensation(1)	Gross-Up(2)	TOTAL

Gregory H. Boyce

“For Cause” Termination(3)	$0	$0	$0	$1,627,560	n/a	$1,627,560

Voluntary Termination(3)	0	0	0	1,898,820	n/a	1,898,820

Retirement(4)	0	0	2,227,052	5,568,116	n/a	7,795,168

Death or Disability(5)	0	0	2,227,052	20,981,357	n/a	23,208,409

Involuntary Termination “Without Cause” or “For Good Reason”(6)	8,601,225	60,478	2,227,052	11,397,991	n/a	22,286,746

Involuntary Termination Related to a Change in Control(7)	8,601,225	60,478	2,227,052	15,228,905	0	26,117,660

Richard A. Navarre

“For Cause” Termination or Voluntary Termination(3)	$0	$0	$76,923	$0	n/a	$76,923

Death or Disability(5)	0	0	1,215,729	5,902,527	n/a	7,118,256

Involuntary Termination “Without Cause” or “For Good Reason”(6)	3,617,260	42,713	1,215,729	1,813,730	n/a	6,689,432

Involuntary Termination Related to a Change in Control(7)	3,617,260	42,713	1,215,729	7,717,442	0	12,593,144

Eric Ford

“For Cause” Termination or Voluntary Termination(3)	$0	$0	$0	$0	n/a	$0

Death or Disability(5)	0	0	936,005	5,218,408	n/a	6,154,413

Involuntary Termination “Without Cause” or “For Good Reason”(6)	3,056,407	42,614	936,005	1,771,998	n/a	5,807,024

Involuntary Termination Related to a Change in Control(7)	3,056,407	42,614	936,005	3,148,679	0	7,183,705

Sharon D. Fiehler

“For Cause” Termination or Voluntary Termination(3)	$0	$0	$62,769	$0	n/a	$62,769

Death or Disability(5)	0	0	641,773	2,645,266	n/a	3,287,039

Involuntary Termination “Without Cause” or “For Good Reason”(6)	2,039,804	28,071	641,773	801,657	n/a	3,511,305

Involuntary Termination Related to a Change in Control(7)	2,039,804	28,071	641,773	5,337,609	0	8,047,257

Michael C. Crews

“For Cause” Termination or Voluntary Termination(3)	$0	$0	$0	$0	n/a	$0

Death or Disability(5)	0	0	$597,003	2,048,152	n/a	2,645,155

Involuntary Termination “Without Cause” or “For Good Reason”(6)	1,669,233	35,754	$597,003	670,682	n/a	2,972,672

Involuntary Termination Related to a Change in Control(7)	1,669,233	35,754	$597,003	1,182,069	825,082	4,309,141

(1)	Reflects the value the named executive officer could realize as a result of the accelerated vesting of any unvested stock option awards, based on the spread between the applicable option exercise price and stock price on the last business day of 2009, $45.21. The value realized is not and would not be our liability.

(2)	Includes excise tax, plus the effect of 35% federal income taxes, 6% state income taxes, and 1.45% FICA-HI taxes on the excise tax.

(3)	For all named executive officers except Mr. Boyce, the compensation payable would include accrued but unused vacation. Mr. Boyce’s compensation payable in the event of voluntary termination would include (a) accrued but unused vacation ($0 as of December 31, 2009), and (b) the prorated value of outstanding restricted shares as determined by his October 1, 2003 grant agreement. “For Cause” means, for all named executive officers except Mr. Boyce, (1) any material and uncorrected breach by the executive of the terms of his or her employment agreement, including but not limited to engaging in disclosure of secret or confidential information; (2) any willful fraud or dishonesty of the executive involving our property or business; (3) a deliberate or willful refusal or failure to comply with any major corporate policies which are communicated in writing; or (4) the executive’s conviction of, or plea of no contest to any felony if such conviction shall result in imprisonment or, in the case of Mr. Crews, has a material detrimental effect on our reputation or business. Under Mr. Boyce’s employment agreement, “For Cause” means items (1) through (3) in the foregoing sentence, or (4) his conviction of, or plea of no contest to, any felony if such conviction results in his imprisonment and the act(s) resulting in such conviction and imprisonment would be reasonably expected to result in conviction under U.S., U.K., or Australian law and such conviction is not based solely or primarily on a finding of vicarious liability.

(4)	Mr. Boyce’s compensation payable in the event of retirement would include (a) accrued but unused vacation, (b) earned but unpaid annual incentive for year of termination, (c) prorated payout of outstanding performance units based on performance to the date of termination and (d) the prorated value of outstanding restricted shares as determined by his October 1, 2003 grant agreement.

(5)	For all named executive officers except Mr. Boyce, compensation payable upon death or disability would include (a) accrued but unused vacation, (b) earned but unpaid annual incentive for year of termination, (c) 100% payout of outstanding performance units based on actual performance to the date of termination, and (d) the value an executive could realize as a result of the accelerated vesting of any unvested stock option awards, per the terms of the executive’s stock option grant agreement. Mr. Boyce’s compensation payable upon death or disability would include (a) accrued but unused vacation, (b) earned but unpaid annual incentive for year of termination, (c) 100% payout of outstanding performance units based on actual performance measured through the end of the performance period, (d) the value Mr. Boyce would realize as a result of the accelerated vesting of any unvested stock option awards, per the terms of his stock option grant agreement and (e) the fair market value on the date of termination of 164,951 restricted shares of Common Stock for which vesting would accelerate. For 2009, the earned but unpaid annual incentive was equal to 100% of the sum of the non-equity incentive plan and bonus compensation, as shown in the Summary Compensation Table on page 39, and payout of performance units reflects the values for the 2008 and 2009 performance units based on actual performance as of December 31, 2009. Amounts do not include life insurance payments in the case of death.

(6)	For all named executive officers except Mr. Boyce, the compensation payable would include (a) severance payments of two times base salary, (b) a payment equal to two times the average of the actual annual incentives paid in the three prior years, (c) a payment equal to two times 6% of base salary to compensate for Company contributions the executive otherwise might have received under our retirement plan, (d) earned but unpaid annual incentive for year of termination, (e) continuation of benefits for two years and (f) prorated payout of outstanding performance units based on performance to the date of termination. Mr. Boyce’s compensation payable would include (a) severance payments of 2.8 times base salary, (b) a payment equal to 2.8 times the average of the actual annual incentives paid in the three prior years, (c) a payment equal to 2.8 times 6% of base salary to compensate for Company contributions he otherwise might have received under our retirement plan, (d) earned but unpaid annual incentive for year of termination, (e) continuation of benefits for 2.8 years, (f) prorated payout of outstanding performance units based on performance at the end of the performance period, and (g) the fair market value on the date of termination of 164,951 restricted shares of Common Stock, which would vest on an accelerated basis.

(7)	A portion of the value payable upon a change in control to Messrs. Navarre and Crews and Ms. Fiehler is attributable to stock options granted to them prior to our May 2001 initial public offering. Additional detail about the LBO grants is set forth in the Outstanding Equity Awards at 2009 Fiscal Year End table beginning on page 41.

DIRECTOR COMPENSATION

Compensation of non-employee directors for 2009 was comprised of cash compensation, consisting of annual board and committee retainers and equity compensation. Each of these components is described below in more detail.

Any director who is also our employee receives no additional compensation for serving as a director.

Annual Board and Committee Retainers

In 2009, non-employee directors received an annual cash retainer of $85,000. Non-employee directors who served on more than one committee received an additional annual $10,000 cash retainer.

The Audit Committee Chairperson received an additional annual $15,000 cash retainer, and the other Audit Committee members received additional annual $5,000 cash retainers. The Chairperson of the Nominating and Corporate Governance Committee received an additional annual $10,000 cash retainer. Effective July 1, 2009 the additional annual cash retainer for the Chairperson of the Compensation Committee was increased from $10,000 to $15,000.

We pay travel and accommodation expenses of our non-employee directors to attend meetings and other corporate functions. Non-employee directors do not receive meeting attendance fees. Non-employee directors may be accompanied by a spouse/partner when traveling on Company business on our corporate aircraft.

Annual Equity Compensation

Non-employee directors received annual equity compensation valued at $90,000 in 2009, awarded in deferred stock units (based on the fair market value of our Common Stock on the date of grant). The deferred stock units vest on the first anniversary of the date of grant and are converted into shares of our Common Stock on the specified distribution date elected by each non-employee director. In the event of a change in control of the Company (as defined in our Long-Term Equity Incentive Plan), any unvested deferred stock units will vest on an accelerated basis. The deferred stock units also provide for accelerated vesting in the event of death or disability or separation from service due to the non-employee director reaching the end of his or her elected term and either (a) being ineligible to run for an additional term on the Board as a result of reaching age seventy-five (75) or (b) having completed three years of service as a non-employee director and the current Board term for which he or she was elected.

The total 2009 compensation of our non-employee directors is shown in the following table.

Non-Employee Director Compensation for 2009

	Fees Earned	Stock	Option	All Other
	or Paid in	Awards	Awards	Compensation
Name	Cash ($)	($)(1)(2)(3)	($)(1)(4)	($)	Total ($)

William A. Coley*	102,500	90,000	—	—	192,500
William E. James	90,000	90,000	—	—	180,000
Robert B. Karn III	105,000	90,000	—	—	195,000
M. Frances Keeth	92,500	90,000	—	—	182,500
Henry E. Lentz	95,000	90,000	—	—	185,000
Robert A. Malone	50,000	45,000	—	—	95,000
William C. Rusnack*	110,000	90,000	—	—	200,000
Blanche M. Touhill*(5)	47,500	90,000	—	—	137,500
John F. Turner	95,000	90,000	—	—	185,000
Sandra Van Trease	95,000	90,000	—	—	185,000
Alan H. Washkowitz*	105,000	90,000	—	—	195,000

*	Committee Chair

(1)	Amounts in the Stock Awards and Option Awards columns represent the grant date fair value of awards granted in 2009 as computed in accordance with FASB ASC Topic 718. A discussion of the relevant fair value assumptions is set forth in note 17 to our consolidated financial statements included in our 2009 Annual Report. We caution that the amount ultimately realized from the stock and option awards will likely vary based on a number of factors, including our actual operating performance, stock price fluctuations and the timing of exercises (in the case of options only) and sales.

(2)	As of December 31, 2009, the aggregate number of unvested restricted shares outstanding for each non-employee director, except Mrs. Keeth, Mr. Malone and Dr. Touhill, was 991.

(3)	As of December 31, 2009, the aggregate number of unvested deferred stock units for each non-employee director, except Mrs. Keeth, Mr. Malone and Dr. Touhill, was 4,788. As of December 31, 2009, the aggregate number of unvested deferred stock units for Mrs. Keeth was 4,405 and for Mr. Malone was 1,362.

(4)	As of December 31, 2009, the aggregate number of stock options outstanding for each non-employee director was as follows: Mr. Coley, 16,377; Mr. James, 12,046; Mr. Karn, 23,972; Mrs. Keeth, 0; Mr. Lentz, 16,377; Mr. Malone, 0; Mr. Rusnack, 31,745; Dr. Touhill, 0; Mr. Turner, 7,413; Ms. Van Trease, 12,046; and Mr. Washkowitz, 16,377.

(5)	On May 7, 2009, Dr. Touhill retired pursuant to our mandatory retirement policy for non-employee directors.

Under our share ownership guidelines for directors, each non-employee director is encouraged to acquire and retain Common Stock having a value equal to at least three times his or her base annual retainer. Non-employee Directors are encouraged to meet these ownership levels within three years after joining the Board.

The following table summarizes the ownership of our Common Stock as of December 31, 2009 by each of our current non-employee directors.

	Ownership
	Guidelines,
	Relative to Annual		Ownership Relative to
	Retainer		Annual Retainer
Name(1)	(2)		(2)

William A. Coley	3	x	6.0	x
William E. James	3	x	11.4	x
Robert B. Karn III	3	x	11.8	x
M. Frances Keeth(3)	3	x	2.3	x
Henry E. Lentz	3	x	5.8	x
Robert A. Malone(3)	3	x	0.7	x
William C. Rusnack	3	x	7.6	x
John F. Turner	3	x	4.4	x
Sandra Van Trease	3	x	11.7	x
Alan H. Washkowitz	3	x	5.8	x

(1)	Mr. Boyce’s stock ownership is shown in the table for the named executive officers.

(2)	Includes deferred stock units. Value is calculated based on the closing market price per share of our Common Stock on the last trading day of 2009, $45.21. The base annual retainer for the non-employee directors in 2009 was $85,000.

(3)	Mrs. Keeth joined the Board in March 2009 and Mr. Malone joined the Board in July 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Coley, Karn, Malone and Turner and Mrs. Keeth currently serve on the Compensation Committee. None of these committee members is employed by the Company.

POLICY FOR APPROVAL OF RELATED PERSON TRANSACTIONS

Pursuant to a written policy adopted by the Board of Directors, the Nominating and Corporate Governance Committee is responsible for reviewing and approving all transactions between us and certain “related persons,” such as our executive officers, directors and owners of more than 5% of our voting securities. In reviewing a transaction, the Committee considers the relevant facts and circumstances, including the benefits to us, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) our best interests and the best interests of our shareholders are permitted to be approved. No member of the Committee may participate in any review of a transaction in which the member or any of his or her family members is the related person. A copy of the policy can be found on our website (www.peabodyenergy.com) by clicking on “Investors,” then “Corporate Governance,” and then “Nominating and Corporate Governance Committee Charter” and is available in print to any shareholder who requests it. Information on our website is not considered part of this Proxy Statement.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(ITEM 2)

The Board of Directors has, upon the recommendation of the Audit Committee, appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, subject to ratification by our shareholders. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and the Board are requesting, as a matter of policy, that the shareholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions by shareholders. For additional information regarding our relationship with Ernst & Young LLP, please refer to “Report of the Audit Committee” and “Fees Paid to Independent Registered Public Accounting Firm” on pages 16 and 17.

The Board of Directors recommends that you vote “For” Item 2, which ratifies the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

If you wish to submit a proposal for inclusion in next year’s proxy statement and proxy, we must receive the proposal on or before November 22, 2010, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies. Any proposals should be submitted in writing to: Corporate Secretary, Peabody Energy Corporation, 701 Market Street, St. Louis, Missouri 63101.

Under our by-laws, if you wish to nominate a director or bring other business before the shareholders at the 2011 Annual Meeting without having your proposal included in next year’s proxy statement:

•	You must notify the Corporate Secretary in writing at our principal executive offices between January 3, 2011 and February 2, 2011; however, if we advance the date of the meeting by more than 20 days or delay the date by more than 70 days, from May 4, 2011, then such notice must be received not earlier than 120 days before the date of the annual meeting and not later than the close of business on the 90th day before such date or the 10th day after public disclosure of the meeting is made; and

•	Your notice must contain the specific information required by our by-laws regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters.

You can obtain a copy of our by-laws without charge by writing to the Corporate Secretary at the address shown above or by accessing our website (www.peabodyenergy.com) and clicking on “Investors,” and then “Corporate Governance.” Information on our website is not considered part of this Proxy Statement. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or us that your broker or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or notify us at the address or telephone number below if you hold registered shares. If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or notify us if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement by sending a written request to the Corporate Secretary at 701 Market Street, St. Louis, Missouri 63101 or by telephoning (314) 342-3400.

Additional Filings

Our Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. They may be accessed at our website (www.peabodyenergy.com) by clicking on “Investors,” and then “SEC Filings.” Information on our website is not considered part of this Proxy Statement.

In accordance with SEC rules, the information contained in the Report of the Audit Committee on page 16 and the Report of the Compensation Committee on page 38 shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Costs of Solicitation

We are paying the cost of preparing, printing and mailing these proxy materials. We have engaged Laurel Hill Advisory Group to assist in distributing proxy materials, soliciting proxies and in performing other proxy solicitation services for a fee of $10,500 plus their out-of-pocket expenses. Proxies may be solicited personally or by telephone by our regular employees without additional compensation as well as by employees of Laurel Hill Advisory Group. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their voting instructions.

OTHER BUSINESS

The Board of Directors is not aware of any matters requiring shareholder action to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting. Should other matters be properly introduced at the Annual Meeting, those persons named in the enclosed proxy will have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.

We will provide to any shareholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2009 as filed with the Securities and Exchange Commission. Any such request should be directed to Peabody Energy Corporation, Investor Relations, 701 Market Street, St. Louis, Missouri 63101-1826; telephone (314) 342-3400.

By Order of the Board of Directors,

Alexander C. Schoch
Executive Vice President Law, Chief Legal
Officer and Secretary

PEABODY ENERGY CORPORATION
Annual Meeting of Shareholders
Tuesday, May 4, 2010, 10:00 A.M.
The Chase Park Plaza Hotel
212 N. Kingshighway Blvd.
St. Louis, Missouri 63108
If you plan to attend the 2010 Annual Meeting of Shareholders of Peabody Energy Corporation, please detach this Admission Card and bring it with you to the meeting. This card will provide evidence of your ownership and enable you to attend the meeting. Attendance will be limited to those persons who owned Peabody Energy Corporation Common Stock as of March 12, 2010, the record date for the Annual Meeting.
When you arrive at the Annual Meeting site, please fill in your complete name in the space provided below and submit this card to one of the attendants at the registration desk.
If you do not bring this Admission Card and your shares are registered in your own name, you will need to present a photo I.D. at the registration desk. If your shares are registered in the name of your bank or broker, you will be required to submit other satisfactory evidence of ownership (such as a recent account statement or a confirmation of beneficial ownership from your broker) and a photo I.D. before being admitted to the meeting.

Shareholder Name:

PROXY
PEABODY ENERGY CORPORATION
Proxy/Voting Instruction Card for Annual Meeting of Shareholders to be held on May 4, 2010

This proxy is solicited on behalf of the Board of Directors
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
          The undersigned hereby constitutes and appoints Alan M. Washkowitz, Alexander C. Schoch and Kenneth L. Wagner, or any of them, with power of substitution to each, proxies to represent the undersigned and to vote, as designated on the reverse side of this form, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Peabody Energy Corporation (Peabody) to be held on May 4, 2010 at The Chase Park Plaza Hotel, 212 N. Kingshighway Blvd., St. Louis, Missouri 63108 at 10:00 A.M., and at any adjournments or postponements thereof.
          If the undersigned is a participant in the Peabody Investments Corp. Employee Retirement Account or other 401(k) plans sponsored by Peabody or its subsidiaries, this proxy/voting instruction card also provides voting instructions to the trustee of such plans to vote at the Annual Meeting, and any adjournments thereof, as specified on the reverse side hereof. If the undersigned is a participant in one of these plans and fails to provide voting instructions, the trustee will vote the undersigned’s plan account shares (and any shares not allocated to individual participant accounts) in proportion to the votes cast by other participants in that plan.
          The shares represented by this proxy/voting instruction card will be voted in the manner indicated by the shareholder. In the absence of such indication, such shares will be voted FOR the election of all the director nominees listed in Item 1, or any other person selected by the Board if any nominee is unable to serve, and FOR ratification of the appointment of Ernst & Young LLP as Peabody’s independent registered public accounting firm for 2010 (Item 2). The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.
IMPORTANT – This proxy/voting instruction card must be signed and dated on the reverse side.

14475

ANNUAL MEETING OF SHAREHOLDERS OF
PEABODY ENERGY CORPORATION
May 4, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25749
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
↓ Please detach along perforated line and mail in the envelope provided. ↓

21000300000000001000 9	050410

   THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” ITEMS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors: The undersigned hereby GRANTS authority to elect the following nominees:

NOMINEES:
☐	FOR ALL NOMINEES	O O O O O O O O O O	Gregory H. Boyce William A. Coley William E. James Robert B. Karn III M. Frances Keeth Henry E. Lentz Robert A. Malone William C. Rusnack John F. Turner Alan H. Washkowitz

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instruction below)

RECOMMENDATION: The Board recommends voting “For” all Nominees.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT“ and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
The Board
Recommends “For”
↓

		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

If you vote over the Internet or by telephone, please do not mail your card.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF
PEABODY ENERGY CORPORATION
May 4, 2010
PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at -http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25749
↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.↓

21000300000000001000 9	050410

   THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” ITEMS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors: The undersigned hereby GRANTS authority to elect the following nominees:

NOMINEES:
☐	FOR ALL NOMINEES	O O O O O O O O O O	Gregory H. Boyce William A. Coley William E. James Robert B. Karn III M. Frances Keeth Henry E. Lentz Robert A. Malone William C. Rusnack John F. Turner Alan H. Washkowitz

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

RECOMMENDATION: The Board recommends voting “For” all Nominees.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
The Board
Recommends “For”
↓

		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐

If you vote over the Internet or by telephone, please do not mail your card.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.